UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Markel Corporation
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MARKEL CORPORATION
Notice of Annual Meeting of Shareholders
To the Shareholders of Markel Corporation:
Notice is hereby given that the 2019 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at Altria Theater, 6 North Laurel Street, Richmond, Virginia, on Monday, May 13, 2019, starting at 4:30 p.m.
The purposes for which the meeting is being held are:
1. To elect the director nominees listed in the accompanying proxy statement to the Board of Directors to serve until the next annual meeting of shareholders;
2. To hold an advisory vote on executive compensation;
3. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and
4. To transact such other business as may properly come before the meeting.
This year, we are again taking advantage of the Securities and Exchange Commission rule allowing shareholders to receive proxy materials over the Internet. We have mailed to most beneficial owners of our shares a notice of availability of proxy materials. Registered owners of our shares, owners of our shares through Company benefit plans and other shareholders who have requested paper copies of materials are receiving a copy of proxy materials by mail. In any case, it is important that your shares be represented and voted. Whether or not you expect to attend the meeting in person, you are requested to promptly vote and submit your proxy by phone, via the Internet, or, if you have received a printed copy of these proxy materials by mail, by signing, dating, and returning your proxy card in the envelope provided, on which no postage is needed if mailed in the United States.
A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2018 is being mailed with this Notice and the Proxy Statement to shareholders receiving paper copies.
You are cordially invited to attend the meeting. Directions to attend the meeting may be obtained by writing Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, by calling (800) 446-6671 or by emailing investorrelations@markelcorp.com.

By Order of the Board of Directors
Richard R. Grinnan Secretary
March 29, 2019
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2019
The Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders and the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at www.markelcorp.com/proxymaterials.

MARKEL CORPORATION
4521 Highwoods Parkway
Glen Allen, Virginia 23060

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 13, 2019

The accompanying proxy is solicited by the Board of Directors of Markel Corporation for use at the Annual Meeting of Shareholders of the Company to be held May 13, 2019, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. A Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”), containing instructions on how to access this Proxy Statement and our Annual Report online, was mailed to some of the Company’s shareholders on or about March 29, 2019. On that date, we also began mailing a full set of proxy materials to other shareholders, including those shareholders who had previously requested paper copies of our proxy materials.
If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Shareholders. Instead, the E-Proxy Notice instructs you how you may access and review all of the important information contained in the proxy materials, including the Company’s Annual Report to Shareholders. The E-Proxy Notice also instructs you how you may submit your proxy. If you would like to receive a printed copy of our proxy materials, including our Annual Report to Shareholders, you should follow the instructions for requesting such materials included in the E-Proxy Notice.
Record Date
The Board of Directors has fixed the close of business on March 5, 2019, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 13,865,314 shares of Common Stock were outstanding and entitled to vote at the meeting. A majority of the outstanding shares on the record date constitutes a quorum for the meeting. Abstentions and broker non-votes are counted in determining a quorum.
Solicitation
If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.
Proxies
The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

Votes Required
Directors will be elected by a majority of the votes cast, unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If there are more persons properly nominated for election than the number of available Board positions, then the nominees receiving the most votes will be elected for the available positions. The approval, on an advisory basis, of executive compensation requires more votes in favor than votes against. The ratification of the selection of the Company’s independent registered public accounting firm requires more votes in favor than votes against. Broker discretionary voting is permitted only for the proposed ratification of the selection of the Company’s independent public registered accounting firm. Broker non-votes and abstentions will not be counted as votes in favor or against any of the items presented.
ELECTION OF DIRECTORS
Nominees
Thirteen directors are nominated for election to the Board of Directors for a one-year term expiring at the 2020 Annual Meeting or until their respective successors are elected. The Board of Directors currently consists of fourteen members.
Mr. J. Alfred Broaddus, Jr. is not standing for re-election at the 2019 Annual Meeting. Consequently, his retirement will be effective as of the election of the directors at the 2019 Annual Meeting. The Board of Directors will not be nominating a director to stand for election as successor to Mr. Broaddus at the 2019 Annual Meeting. Rather, by resolution in accordance with the Company’s Bylaws, the Board of Directors has adopted and approved a reduction in the size of the Board of Directors by one and fixed the number of directors of the Corporation at thirteen, effective as of the election of the directors at the 2019 Annual Meeting. As a result, no more than thirteen directors can be elected at the 2019 Annual Meeting.
All of the Company’s current directors were elected by the shareholders at the 2018 Annual Meeting. All of the Company’s current directors, other than Debora J. Wilson, attended the 2018 Annual Meeting, and all nominees are expected to attend the 2019 Annual Meeting, absent unusual circumstances.
Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.
The Board of Directors recommends a vote FOR the election of the nominees named below. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve for any reason (which is not now anticipated), the Board of Directors will name a substitute nominee, and the proxies will vote for that person.
The Board of Directors believes that each nominee possesses integrity; leadership and policy making experience; the communication and interpersonal skills necessary to function effectively as a member of a decision-making body; and the ability to act in the best interests of the shareholders in order to serve the Company. In addition, the nominees collectively bring to the Board a combination of business and financial expertise, government or community service, and diversity of experience and of background to equip the Board to deal with the range of issues it must address.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since

K. BRUCE CONNELL, 66
Retired; Executive Vice President and Group Underwriting Officer of XL Capital Ltd.; Chief Executive Officer of XL Financial Products and Services Ltd.; Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda); and Chief Underwriting Officer of XL Europe Ltd., 1990-2002. Director, Alterra Capital Holdings Limited and predecessors 2007-2013. From 1974 to 1990, Mr. Connell served in various underwriting positions at Royal Assurance Zurich, General Re Corporation and Trenwick Group, Ltd. Mr. Connell is a veteran insurance and reinsurance executive with over 30 years of experience in the industry. During this time, he held positions ranging from underwriter to chief executive officer. With his extensive experience, knowledge and understanding of complex and innovative industry issues, Mr. Connell is a valued contributor to the Board.
2013

THOMAS S. GAYNER, 57
Co-Chief Executive Officer since January 2016; President and Chief Investment Officer from May 2010-December 2015; Director from 1998-2004; Director, Cable One, Inc., Colfax Corporation and Graham Holdings Company; and Chairman of the Board, Davis Series Mutual Funds. Mr. Gayner also serves on the board of the non-profit entity the Community Foundation of Richmond, and he is a member of the Investment Advisory Committee of the Virginia Retirement System. Prior to joining the Company in 1990, Mr. Gayner was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner brings executive management experience, in-depth knowledge of the Company and insight into the Company’s strategic investment opportunities to the Board and its deliberations.
2016

STEWART M. KASEN, 79
Retired; President and Chief Executive Officer, S&K Famous Brands, Inc., a clothing retailer headquartered in Richmond, Virginia, April 2002-May 2007. Director, Gordmans Stores, Inc. September 2011 - November 2017. Director, Retail Holdings NV. In March 2017, Gordmans Stores, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. In February 2009, almost two years after Mr. Kasen’s retirement, S&K Famous Brands, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Director, Lenox Group, Inc., 2000-2010 (Chairman of the Board, 2007-2009). In November 2008, Lenox Group, Inc. filed a petition for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Kasen has over 40 years of experience in retailing, having served as chief executive officer of four retail companies before his retirement in 2007. He has been a member of the Board since the Company initially went public and has participated in the oversight of the growth of the Company’s operations during that period. He has both long experience with the Company and an extensive management and retailing background to assist in overseeing the Company’s operations and strategy.
1987

ALAN I. KIRSHNER, 83
Executive Chairman since January 2016; Chairman of the Board of Directors since 1986 and Chief Executive Officer from 1986-2015. Mr. Kirshner has been with the Company since 1960 and has been its Chairman of the Board since it became a public company in 1986 and its Chief Executive Officer from 1986-2015. Mr. Kirshner, Anthony Markel and Steven Markel functioned collectively as the senior leadership team over that period as the Company grew from approximately $60 million in total assets to approximately $25 billion. Mr. Kirshner brings to the Board extensive executive management experience and in-depth knowledge of the Company and its operations.
1978

DIANE LEOPOLD, 52
President and Chief Executive Officer of Dominion Energy’s Gas and Infrastructure Group January 2017 to present and Executive Vice President of Dominion Energy, Inc. May 2017 to present. Ms. Leopold served as President of Dominion Energy, Inc. from 2014 to 2016 and Senior Vice President of Dominion Energy Transmission from 2012 to 2013. Prior to her current work on the natural gas side of Dominion’s business, Ms. Leopold served for over five years in various roles involving Business Development, Generation Construction, Power Generation Operations and Financial Management. Ms. Leopold also serves on the Board of Trustees of Virginia Union University and serves as a director on the board of Dominion Energy Midstream Partners MLP (which became a wholly-owned subsidiary of Dominion Energy in January 2019). Ms. Leopold’s business unit within Dominion Energy distributes natural gas to approximately 2.3 million customer accounts in five states, and operates nearly 15,000 miles of gathering, storage and transmission pipeline, and one of the largest underground storage complexes in the United States. Ms. Leopold’s leadership and management experience at a Fortune 500 company and her leadership and involvement in community affairs brings an additional set of talents and skills to the Board. Her varied experiences within Dominion Energy also serve to enrich and expand the perspectives of the Board.
2018

LEMUEL E. LEWIS, 72
Retired; Executive Vice President and Chief Financial Officer, Landmark Communications, Inc., a privately held media company, January 2000-July 2006. Director, Owens & Minor, Inc. and Dollar Tree Stores, Inc. Mr. Lewis’ business career was primarily spent in the media business, where he had both operational and financial responsibilities and he brings insights from both areas of experience to Board deliberations. He has also served as chairman of the board and a member of the audit committee of the Federal Reserve Bank of Richmond and as a director of two other public companies.
2007

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
ANTHONY F. MARKEL, 77
Vice Chairman since May 2008; President and Chief Operating Officer March 1992-April 2008. Director, Hilb, Rogal & Hobbs Company, 1998-2008. Mr. Markel has been employed by the Company since 1964 and has been a member of its senior leadership team since it went public, with a focus on operations. He has held numerous leadership positions in the insurance industry (including as a member of the Board of Governors of the Property Casualty Insurance Association of America from 2002 to 2009) and has served as a director of Hilb, Rogal & Hobbs Company, another public company involved in the insurance business, before its acquisition by Willis Group Holdings PLC. Mr. Markel provides an exceptional breadth of industry-relevant experience to the Board and its deliberations.
1978

STEVEN A. MARKEL, 70
Vice Chairman since March 1992. Director, Union First Market Bankshares Corporation, 2010-2013; and Director, S&K Famous Brands, Inc., 1996-2009. Mr. Markel has been employed by the Company since 1975 and has been a member of its senior leadership team since it went public, with a focus on finance and investments. He has also served as a director of other public companies (Union First Market Bankshares Corporation and S&K Famous Brands). Mr. Markel’s knowledge of the Company’s financial operations and of the investment environment in which the Company operates contributes to the Board’s oversight and understanding of the Company’s financial position.
1978

DARRELL D. MARTIN, 70 Retired; Executive Vice President May 2005-September 2009; Chief Financial Officer 1988-2005; Director, 1991-2004. Mr. Martin is a former partner at KPMG, in addition to his long service as the Company’s Chief Financial Officer and as a Director. He acted in an advisory and consulting role for the Company after he stepped down as Chief Financial Officer, and now serves solely as a Board member. He brings financial and accounting expertise to the Board, in addition to his in-depth knowledge of the Company’s operations.	2009

MICHAEL O’REILLY, 75
Retired; Chairman of the Board of Alterra Capital Holdings Limited May 2010-May 2013. Mr. O’Reilly served as the Chairman of the Board of Harbor Point Limited, a predecessor of Alterra, from March 2010 until May 2010 and was its Deputy Chairman from December 2005 to March 2010. From December 2002 to December 2008, he was Vice Chairman of The Chubb Corporation and from October 2002 to November 2008, he was its Chief Financial Officer, having held various positions in the investment department of that company from 1969 until he assumed the position of Chief Investment Officer in 1986. With his experience, including serving as Vice Chairman and Chief Financial Officer of Chubb, one of the largest property and casualty insurance companies in the world, he is a significant contributor to the Board.
2013

MICHAEL J. SCHEWEL, 65
Vice President, General Counsel and Secretary, Tredegar Corporation May 2016 to present. Mr. Schewel was a member of McGuireWoods, LLP a professional corporation, attorneys-at-law; from 1979-2002, 2006-2011, January 2014 to April 2016; Chief Executive Officer, Recast Energy, a biomass company, June 2011-December 2013. In 2002, he was appointed by then-Virginia Governor Mark Warner as the Commonwealth of Virginia’s Secretary of Commerce and Trade, and he served from January 2002 to January 2006. In that role, Mr. Schewel was responsible for 16 state agencies with approximately 3,000 employees and a budget of over $800 million. Mr. Schewel brings to the Board a sharp legal and business mind with expertise in governance and regulatory compliance as well as mergers and acquisitions. His managerial and governmental background also provides the Board with a valuable source of knowledge and experience in those arenas.
2015

RICHARD R. WHITT, III, 55
Co-Chief Executive Officer since January 2016; President and Chief Operating Officer from May 2010-December 2015. Mr. Whitt also serves on the board of the World Affairs Council of Richmond, the Virginia Foundation for Independent Colleges Board and the Virginia Tech Foundation, and he is a member of the Advisory Board for the Virginia Tech Department of Accounting and Information Systems. Prior to joining the Company in 1991, Mr. Whitt worked at KPMG in their audit practice, and he has held the CPA and CPCU designations. Mr. Whitt brings executive management experience, in-depth knowledge of the Company and industry-relevant experience to the Board and its deliberations.
2016

DEBORA J. WILSON, 61
Retired; President and Chief Executive Officer of The Weather Channel 2004-2009.  Ms. Wilson has 30 years of business experience in the media and telecom sectors, most recently as chief executive officer of The Weather Channel, which she helped build into a leading multimedia company.  In addition to her general management and operations background, she has extensive digital technology, marketing and product development experience which provides a useful perspective as the Board evaluates the Company’s growth plans and strategies.  She serves as a director of InterNAP Corporation, as well as the chair of its compensation committee and a member of its governance committee. Ms. Wilson also serves as a director and chair of the compensation committee of ARRIS International PLC.
2009
Family Relationships
Anthony F. Markel and Steven A. Markel are first cousins.

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following non-binding advisory resolution at the 2019 Annual Meeting of Shareholders:
RESOLVED, that the compensation paid to the Company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.
While this vote is non-binding, the Board of Directors and the Compensation Committee, which is comprised of independent directors, will take the outcome into account in considering future executive compensation arrangements.
The Board of Directors recommends a vote FOR approval of the Company’s executive compensation.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP has been selected by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for the current fiscal year, subject to ratification by the shareholders. KPMG LLP has served as the Company’s independent registered public accounting firm since 1980. Representatives of KPMG LLP are expected to be present at the 2019 Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. If the shareholders do not ratify the selection of KPMG LLP, the selection of another firm will be considered by the Audit Committee.
The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year.
Total Payments
Total payments by the Company to KPMG LLP for 2018 and 2017 were $9,265,960 and $9,268,850, respectively. Further details are set forth below.
Audit Fees
The aggregate fees billed to the Company by KPMG LLP for audit services for 2018 and 2017 were $8,469,300 and $7,845,000, respectively.
Audit-Related Fees
The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2018 and 2017 and not otherwise reported in the preceding paragraph, primarily for employee benefit plan and subsidiary audits and other attestation services, were $491,800 and $786,750, respectively.
Tax Fees
The aggregate fees billed to the Company by KPMG LLP for tax services for 2018 were $34,860, primarily for tax consulting, and for 2017 were $9,000, primarily for tax compliance.
All Other Fees
The aggregate fees billed to the Company by KPMG LLP for all other services for 2018 and 2017 were $270,000 and $628,100, respectively. The nature of the services provided was primarily for actuarial certifications and services in both years. The actuarial certifications and services provided by KPMG LLP consist primarily of providing actuarial opinions and summaries to regulatory authorities after the Company has determined the amount of reserves to be recorded in the financial statements.
Pre-approval of Services
The Audit Committee pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more of its members, provided any decision to grant pre-approval is presented to the full committee at its next scheduled meeting.

PRINCIPAL SHAREHOLDERS
The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 26, 2019, except as otherwise noted, by: (i) each director or nominee; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and executive officers of the Company as a group (21 persons). For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has, or shares, voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person. In addition, except as otherwise indicated, the address for each person named below is c/o Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership	a	Other Ownership		Total Beneficial Ownership		Restricted Stock Units	b

J. Alfred Broaddus, Jr.	2,338		—		2,338	*	—
K. Bruce Connell	1,941		172	[c]	2,113	*	—
Thomas S. Gayner	22,709		2,447	[d]	25,156	*	16,369	[e]
Stewart M. Kasen	2,609		3,028	[f]	5,637	*	—
Alan I. Kirshner	21,943		288	[g]	22,231	*	1,381
Diane Leopold	490		500	[h]	990	*	—
Lemuel E. Lewis	4,855		—		4,855	*	—
Anthony F. Markel	43,597		51,104	[i]	94,701	*	—
Steven A. Markel	103,371		15,000	[j]	118,371	*	—
Darrell D. Martin	11,273		6,900	[k]	18,173	*	—
Michael O’Reilly	2,194		—		2,194	*	—
Michael J. Schewel	6,189		230	[l]	6,419	*	—
Richard R. Whitt, III	6,070		—		6,070	*	6,575
Debora J. Wilson	2,725		926	[m]	3,651	*	—
Robert C. Cox	—		—		—	*	1,189
Bradley J. Kiscaden	4,920		—		4,920	*	2,338
Jeremy A. Noble	555		—		555	*	340
Linda V. Schreiner	449		—		449	*	916
Anne G. Waleski	3,669		—		3,669	*	956
All directors and executive officers as a group	243,956		80,594		324,550	2.34%	30,994
The Vanguard Group (Pennsylvania corporation) 100 Vanguard Blvd., Malvern, PA 19355[n]	1,189,579		—		1,189,579	8.58%	—
BlackRock, Inc. 55 East 52nd St., New York, NY 10055[o]	904,635		—		904,635	6.52%	—
________________________________

*	Less than 1% of class.

[a]
Includes the following shares subject to pledges: (i) 9,000 shares pledged by Mr. Kirshner as collateral for loans; (ii) 30,000 shares pledged by Anthony F. Markel as collateral for loans; (iii) 40,000 shares pledged by Steven A. Markel as collateral for loans; and (iv) 533 shares held by Mr. Whitt in a brokerage margin account with respect to which there are currently no outstanding loans, and 1,630 shares pledged by Mr. Whitt as collateral for a line of credit for which there is an outstanding balance of $50,000.

[b]
Restricted Stock Units (“RSUs”) represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. RSUs that will not vest within 60 days of the date of the table are not considered beneficially owned for purposes of the table and are therefore not included in the Total Beneficial Ownership column because the holders are not entitled to voting rights or investment control until the restrictions lapse.

[c]	Includes 172 shares held by Mr. Connell’s wife, as to which beneficial ownership is disclaimed.

[d]	Includes 447 shares held as trustee for the benefit of Mr. Gayner’s wife and 2,000 shares held by Mr. Gayner’s wife, in each case, as to which beneficial ownership is disclaimed.

[e]	Of the number shown, 13,241 RSUs have vested, but receipt of the shares has been deferred.

[f]	Includes 3,028 shares held by Mr. Kasen’s wife, as to which beneficial ownership is disclaimed.

[g]	Includes 15 shares held by Mr. Kirshner’s wife and 273 shares held indirectly by Mr. Kirshner’s wife under the Company’s 401(K) Plan, in each case, as to which beneficial ownership is disclaimed.

[h]	Includes 500 shares held by Ms. Leopold’s husband, as to which beneficial ownership is disclaimed.

[i]
Includes 30,524 shares held in Grantor Retained Annuity Trusts for which Anthony F. Markel is trustee and partial beneficiary; 6,220 shares held as trustee for the benefit of Mr. Markel and his children; and 2,443 shares held in trusts for his children for which Mr. Markel is trustee and partial beneficiary. Mr. Markel disclaims beneficial ownership of these shares except with respect to his interests in the trusts. Includes 8,177 shares held as trustee for the benefit of Mr. Markel’s children as to which beneficial ownership is disclaimed, 2,520 shares held as trustee in a charitable lead unitrust for the partial benefit of Mr. Markel’s children and 1,220 shares held by Mr. Markel’s wife, in each case, as to which beneficial ownership is also disclaimed.

[j]	Includes 15,000 shares held by Mr. Markel’s wife, as to which beneficial ownership is disclaimed.

[k]	Includes 6,900 shares held by Mr. Martin’s wife, as to which beneficial ownership is disclaimed.

[l]	Includes 230 shares held by Mr. Schewel’s wife, as to which beneficial ownership is disclaimed.

[m]
Includes 926 shares held by an irrevocable trust for the benefit of Ms. Wilson’s spouse and children. Ms. Wilson’s spouse and daughter are the trustees of the trust. Beneficial ownership of these shares is disclaimed.

[n]
Based on a Schedule 13G/A dated February 11, 2019. Of the total shares, The Vanguard Group (a Pennsylvania corporation) has sole voting power of 9,606 shares, shared voting power of 5,187 shares, sole dispositive power with respect to 1,175,158 shares and shared dispositive power with respect to 14,421 shares.

[o]	Based on a Schedule 13G/A dated February 6, 2019. Of the total shares, BlackRock, Inc. has sole voting power of 804,862 shares and sole dispositive power with respect to 904,635 shares.

Policy on Hedging and Pledging of Company Stock
In February 2013, the Board adopted a policy applicable to the Company’s executive officers and directors prohibiting any future hedging of Company Common Stock through covered call, collar or other derivative transactions.
On the same date, the Board adopted a policy applicable to its executive officers and directors regarding the pledging of Company Common Stock. The policy initially prohibited the pledging by any one individual of shares of Company Common Stock in excess of one percent of the Company’s outstanding common shares. In February 2015, the Board amended the policy to reduce the percentage to 0.75%. In addition to this prohibition, the policy stipulates that shares of Company Common Stock received as compensation by executive officers and directors may not be pledged. Compliance with these policies will be reviewed by the Nominating/Corporate Governance Committee on an annual basis. Any shares pledged in violation of this policy will not be considered as “owned” for purposes of the Company’s stock ownership guidelines.
On February 19, 2019, the Nominating/Corporate Governance Committee conducted a review of the policy and of the number of shares pledged by the Company’s executive officers and directors, the number of the Company’s outstanding shares and average trading volume. The Committee acknowledged that over the last several years the number of shares pledged by executive officers and directors has been substantially reduced. The Committee also acknowledged that, as descendants of Sam Markel, who in the 1930s formed the company that Anthony F. Markel and Steven A. Markel would later take public in 1986, it is not surprising that a significant portion of their net worth is held in the form of Markel stock. As proud and committed long-term stockholders, it has been their preference to hold onto their Markel stock rather than sell it. Pledging has enabled them to unlock a portion of the value of their stock without having to sell it. Within the constraints set forth in the policy, the Committee affirmed its support of this approach. The Committee reviewed the outstanding pledge balances of each of the Company’s executive officers and directors and confirmed the adequacy of and compliance with the policy.

CORPORATE GOVERNANCE
Committees of the Board of Directors; Director Independence
The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Current copies of the Guidelines and the written charters for each of these committees are available to security holders on the Company’s website, www.markelcorp.com.
The Board of Directors held nine meetings in 2018. Each director attended at least 75% of the meetings of the Board and all committees on which he or she served during 2018.
The following table reflects the current membership and the chair of the Audit, Compensation and Nominating/Corporate Governance Committees.

	Audit	Compensation	Nominating/Corporate Governance

J. Alfred Broaddus, Jr.	Member		Chair
K. Bruce Connell	Member	Member
Stewart M. Kasen	Member	Member
Diane Leopold		Member	Member
Lemuel E. Lewis	Chair		Member
Michael O’Reilly	Member	Member	Member
Michael J. Schewel	Member		Member
Debora J. Wilson	Member	Chair
The Board has determined that, of the current directors, Messrs. Broaddus, Connell, Kasen, Lewis, Martin, O’Reilly and Schewel and Mses. Leopold and Wilson are each “independent” of management under applicable New York Stock Exchange (“NYSE”) rules. Other than Mr. Martin, each of these directors is “independent” under categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. The Board has also determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets applicable NYSE independence standards for service on those committees. No additional factors were identified that would impair any Compensation Committee member’s ability to make independent judgments about the compensation of the Company’s executive officers.
Under the categorical standards adopted by the Nominating/Corporate Governance Committee, a director is considered independent without further Board determination if the director meets NYSE standards, unless:

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The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

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The director has received, or has an immediate family member who has received, during any 12 month period within the past three years, more than $120,000 in direct compensation from the company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

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The director is a current partner or employee of a firm that is the Company’s internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

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The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

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The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

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The director or an immediate family member is a current executive officer of a tax exempt organization that has received contributions from the Company in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such tax exempt organization’s consolidated gross revenues.

For these purposes, “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.
Mr. Martin was Chief Financial Officer of the Company from 1988 to 2005 and continued in a part-time advisory and consulting role from 2005 until he was elected to the Board effective October 1, 2009. Mr. Martin has not been employed by the Company for over nine years. He has not been a Section 16 officer of the Company since 2005. He has a son employed by a subsidiary of the Company as a Managing Executive. He is not an “executive officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934. After consideration of all the relevant factors, including the length of time since Mr. Martin has been employed on a full-time basis and his son’s position, the Board, on recommendation of the Nominating/Corporate Governance Committee, has determined that Mr. Martin is “independent” for purposes of Board membership.
In 2018, Jay M. Weinberg served as a director of the Company and a member of the Compensation and Nominating/Corporate Governance Committees until his retirement as a director, which became effective upon the election of Ms. Leopold as his successor at the 2018 Annual Meeting. The Board had determined that, during this period of service, Mr. Weinberg was “independent” of management under applicable NYSE rules and had also met applicable NYSE independence standards for service on those committees.
Board Leadership Structure and Risk Oversight
Mr. Kirshner has served as Chairman of the Board since the Company became a public company in 1986. He also served as our Chief Executive Officer from 1986 through 2015. On January 1, 2016, Mr. Gayner and Mr. Whitt were appointed by the Board as Co-Chief Executive Officers of the Company (“Co-CEOs”) reporting to Mr. Kirshner, the Company’s Executive Chairman. On August 30, 2016, Mr. Gayner and Mr. Whitt became members of the Board. On April 24, 2018, with approval from the Board, the functions, duties and responsibilities of the Company’s principal executive officer were transitioned from Mr. Kirshner collectively to Mr. Gayner and Mr. Whitt. As Co-CEOs and Board members, Mr. Gayner and Mr. Whitt manage the day-to-day operations of the Company and formulate and implement the long-term strategic direction and initiatives of the Company (including the allocation of capital) in consultation with the other members of the Board.
The Company’s Corporate Governance Guidelines provide for the designation of a Lead Director by the non-employee directors, and Mr. Kasen has been appointed as the Lead Director. The Lead Director presides at meetings of the non-employee directors and is responsible for communicating to the Chairman of the Board regarding the meetings.
In August 2016, the Board adopted changes to the Company’s Corporate Governance Guidelines to address director qualifications. The changes state that continued Board membership of a former Chief Executive Officer of the Company is a matter to be decided in each individual instance, and that when a Chief Executive Officer resigns from that position, he or she should offer to resign from the Board at the same time.
The Audit Committee and the Board are principally responsible for monitoring risk management by the Company. Management regularly reports to the Audit Committee and the Board on litigation risks, underwriting risks, operating risks, reserving issues, investment risks, reinsurance and catastrophe risk management. Management also has established an enterprise risk management committee which periodically reports on its activities to the Audit Committee or the Board. In addition, management reviews with the Compensation Committee the design of the Company’s incentive compensation programs to assist in evaluating whether the programs might encourage the taking of excessive or unnecessary risks in order to earn incentive compensation.
Executive Sessions
The non-employee directors (all of whom are independent) meet in executive session without management at each regularly scheduled Board meeting and at such other times as the non-employee directors deem appropriate.

Communications with Directors
Any security holder or other interested party wishing to communicate with the Board of Directors as a whole, the non-employee directors or an individual director should write to “Board of Directors,” “Non-Employee Directors” or the individual director in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060. Communications from security holders or other interested parties addressed in this fashion will be sent directly to the Board of Directors, the non-employee directors or the individual director, as applicable.
Compensation of Non-employee Directors
The following table sets forth compensation for the Company’s non-employee directors for 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

J. Alfred Broaddus, Jr.	$95,000	$124,486	$10,000	$229,486
K. Bruce Connell	$95,000	$124,486	$5,000	$224,486
Stewart M. Kasen	$120,000	$124,486	$11,000	$255,486
Diane Leopold	$95,000	$124,486	$3,000	$222,486
Lemuel E. Lewis	$95,000	$124,486	$24,135	$243,621
Darrell D. Martin	$95,000	$124,486	$15,000	$234,486
Michael O. Reilly	$95,000	$124,486	$24,135	$243,621
Michael J. Schewel	$95,000	$124,486	$6,090	$225,576
Debora J. Wilson	$95,000	$124,486	$14,000	$233,486
Each non-employee director is paid an annual fee of $95,000, unless the director chooses to receive his or her fee in the form of shares of the Company’s Common Stock, and reimbursement of expenses incurred in connection with attending meetings. The Lead Director, Mr. Kasen, receives an additional annual retainer of $25,000. In 2018, Mr. Lewis, Mr. O’Reilly, Mr. Schewel, Ms. Leopold and Ms. Wilson elected to receive their entire fee in the form of shares of the Company’s Common Stock.
Non-employee directors also receive a grant of approximately $125,000 in restricted stock annually, calculated based on the fair market value of the Company’s Common Stock on the grant date. In 2018, the Company matched up to $15,000 in charitable contributions made by each non-employee director. All Other Compensation includes the following amounts representing matching gifts: Mr. Broaddus ($10,000); Mr. Connell ($5,000); Mr. Kasen ($11,000); Ms. Leopold ($3,000); Mr. Lewis ($15,000); Mr. Martin ($15,000); Mr. O’Reilly ($15,000); and Ms. Wilson ($14,000).
Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Stock Purchase Plan. Participating directors receive Stock Bonus Awards in accordance with the terms of that plan equal to 10% of the net increase in shares purchased under the plan in a calendar year. Each of the following directors received bonus shares under the Stock Purchase Plan during 2018 for fees that were elected to be received in the form of shares of the Company’s Common Stock in 2017 with the grant-date fair value for the bonus shares as indicated: Mr. Lewis ($9,135); Mr. O’Reilly ($9,135); and Mr. Schewel ($6,090).
The Company places a strong emphasis on equity ownership by executive officers and other members of senior management, and in 2012, it extended that philosophy to its Board of Directors by adopting stock ownership guidelines for non-employee directors. The guidelines require non-employee directors to acquire and maintain ownership of Common Stock with a value at least equal to five times the annual cash retainer paid. Following an increase in the ownership requirement due to an increase in the annual cash retainer paid, the non-employee directors have five years to comply with the additional ownership expected to be held due to the annual cash retainer increasing. All shares acquired under the Stock Purchase Plan count toward ownership requirements along with any restricted stock granted but not vested. Purchased shares are valued at the higher of cost to the director or market. All current non-employee directors meet the guideline requirements. Newly-elected non-employee directors, if any, are expected to reach the required minimum levels of ownership within five years of their initial election to the Board.

Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Company’s internal audit function. In addition, the Committee provides an avenue for communication between the internal auditors, the independent auditors, financial management and the Board. The Committee meets in executive session at each of its regularly scheduled meetings with key members of management privately as well as with the Managing Director of Internal Audit.
The Board of Directors has determined that the following members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d) of Regulation S-K under the Exchange Act: Messrs. Broaddus, Kasen, Lewis and O’Reilly and Ms. Wilson and that Mr. Connell and Mr. Schewel are financially literate. In making this determination, the Board considered, among other things, the experience described under “Election of Directors” above and other relevant experience as summarized below:
Mr. Broaddus - As President of the Federal Reserve Bank of Richmond for eleven years, he had ultimate oversight responsibility for financial and accounting officers preparing financial reports for the bank. A Ph.D. in economics, he spent over 34 years working for the Federal Reserve Bank. He served on the audit committees of two other publicly traded companies and has supplemented his experience with formal training in accounting issues for corporate directors.
Mr. Connell - As Executive Vice President and Group Underwriting Officer of XL Capital Ltd. as well as chief executive and underwriter at various subsidiaries and predecessors to XL Capital Ltd., Mr. Connell has thirty years experience of combined insurance and financial expertise.
Mr. Kasen - As Chief Executive Officer of several publicly traded companies, he has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served on the audit committee of other publicly traded companies and has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.
Mr. Lewis - He has over 30 years of business experience and served for over six years as Chief Financial Officer of Landmark Communications, Inc., a privately held media company, with responsibility for the preparation of the company’s financial statements. In addition, he serves or has served as chairman of the board of directors and of the audit committee of the Federal Reserve Bank of Richmond and as a member of the audit committee of two other publicly traded companies.
Mr. O’Reilly - He has served as Chief Financial Officer of the Chubb Corporation for six years after having previously served as Chief Investment Officer. Mr. O’Reilly’s combination of insurance and financial experience is a valuable asset to the Board.
Mr. Schewel - As Vice President, General Counsel and Secretary of Tredegar Corporation as well as a former partner of McGuireWoods LLP, an executive officer of a biomass company and the Secretary of Commerce and Trade for the Commonwealth of Virginia, Mr. Schewel’s background as a lawyer, executive and manager provides extensive experience from which to draw as a member of the Board.
Ms. Wilson - As President and Chief Executive Officer of The Weather Channel, she has supervised financial and accounting personnel in connection with their preparation of the company’s financial statements. She has also served as a member of the audit committee of two other publicly traded companies.
The Audit Committee held six meetings during 2018.

Compensation Committee
The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and, in light of that performance, approve annual and long-term compensation; administer incentive stock plans; and approve or recommend executive incentive compensation plans and equity-based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with respect to the Executive Chairman, Co-Chief Executive Officers and other executive officers and periodically reports its views to the full Board.
The Compensation Committee has full authority over compensation of the executive officers of the Company. The Committee’s authority is not delegated to any other person.
The Committee annually reviews and, if appropriate, resets the compensation of the Company’s executive officers taking into account, among other factors, years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. The Committee considers recommendations from senior management in the course of its review.
In 2018, senior management engaged an outside compensation consultant, Compensation Advisory Partners LLC (CAP), to provide current market research and analyses against which executive compensation programs and proposals could be evaluated. Senior management worked with CAP to make recommendations regarding executive compensation that are consistent with the Company’s objectives. CAP reported directly to senior management and, in turn, senior management presented data, analysis and recommendations to the Compensation Committee for review and consideration. CAP did not engage directly with the Compensation Committee or the Board.
For 2018, the aggregate fees paid to CAP for its advice and recommendations on the amount and form of executive compensation was $106,086, and the aggregate fees for other additional services it provided was $131,024.
The Committee has authority to retain, appoint, compensate and oversee the work of compensation advisers and require the Company to provide reasonable compensation to such advisers as determined by the Committee. Neither the Committee nor the Board has retained compensation consultants to assist it in determining the amount or form of compensation for executive officers or directors. When applicable, the Committee will conduct independence assessments of compensation advisers who provide advice to the Committee in accordance with the independence factors established by the New York Stock Exchange, as then in effect.
The Committee also reviews and assesses the compensation paid to members of the Board of Directors and recommends to the Board of Directors any changes the Committee believes are appropriate.
The Compensation Committee held five meetings during 2018.

Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assist the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommend to the Board the director nominees for the next annual meeting of shareholders; recommend to the Board nominees for each committee of the Board; and oversee the governance of the Company, including recommending to the Board the Corporate Governance Guidelines for the Company.
While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. The Committee seeks a mix of skills and experience on the part of Board members that will maximize the Board’s effectiveness. Among attributes the Committee takes into account are: integrity; leadership and policy making experience; business and financial expertise; government or community service; diversity of experience, background and perspectives; and the ability to act in the best interests of all shareholders. None of the attributes is given any particular weight in selecting a candidate. The Committee does not have a policy with respect to director diversity, but considers diversity, in its broadest sense, in selecting candidates who have a mix of experiences, backgrounds and perspectives that will enhance the quality of the Board’s interactions and decisions. The Committee also seeks to have candidates with a diversity of backgrounds, perspectives and experience that complement the backgrounds, perspectives and experience of others on the Board. The Committee conducts an annual self-evaluation and has determined in connection with past self-evaluations that both its processes and the performance of its functions were appropriate.
Candidates should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.
The Committee will consider candidates recommended by shareholders for consideration as directors on the same basis it evaluates other candidates. Any shareholder wishing to recommend a nominee for consideration should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.
The Nominating/Corporate Governance Committee held three meetings during 2018.
Code of Conduct
The Board of Directors has adopted a Code of Conduct which is applicable to all directors and employees, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website.
Review of Transactions with Related Persons
Under the Company’s Code of Conduct, any potential conflict of interest that involves a director or executive officer must be approved by the Board of Directors or a designated committee. At this time, all such transactions are reviewed by the Board. In connection with the Board’s review, the Board is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction.
Certain Transactions
Mr. Kirshner’s spouse and son-in-law are each employed by a Company subsidiary as Executive Producer and Managing Executive, respectively. In 2018, total compensation to Mr. Kirshner’s spouse was less than $120,000. Total compensation paid to Mr. Kirshner’s son-in-law in 2018 was approximately $891,100.
Mr. Gayner’s spouse is employed by a Company subsidiary as President and Chief Executive Officer. In 2018, total compensation to Mr. Gayner’s spouse was approximately $352,500.
Mr. Martin’s son is employed by a Company subsidiary as a Managing Executive. Total compensation paid to Mr. Martin’s son in 2018 was approximately $651,000.

Section 16(a) Beneficial Ownership Reporting Compliance
On February 13, 2019, due to an administrative oversight, a Form 5 was filed for each of Messrs. Lewis, O’Reilly, Weinberg and Schewel that reported the acquisition of 7.8574 bonus shares, in the case of Messrs. Lewis, O’Reilly and Weinberg, and 5.2383 bonus shares, in the case of Mr. Schewel, granted under the Company’s Employee Stock Purchase and Bonus Plan on April 9, 2018, which, in each case, had not previously been reported as required on a Form 4 within the prescribed period. On February 27, 2019, a Form 4 was filed for Ms. Wilson that reported 926.079 shares as a gift to an irrevocable trust for the benefit of her spouse and children made on August 2, 2018, which had not previously been reported as required on a Form 5 for 2018. On March 4, 2019, a Form 5/A was filed for Anthony F. Markel that reported purchases of 2 shares and 100 shares made by Mr. Markel’s wife on April 11, 2016 and November 4, 2016, respectively, which, in each case, had not previously been reported as required on a Form 4 within the prescribed period.
COMMITTEE REPORTS
Report of the Audit Committee
In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence; and has discussed KPMG’s independence with KPMG. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG its independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
The Audit Committee performs the oversight role assigned to it by the Board of Directors in its charter. Management, under the oversight of the Audit Committee, is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures as well as the establishment and maintenance of programs and controls designed to prevent, deter and detect fraud, all designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for expressing an opinion about whether the financial statements that have been prepared by management with the oversight of the Audit Committee are presented fairly, in all material respects, in conformity with U.S. GAAP. The independent registered public accounting firm is also responsible for expressing an opinion about whether the Company maintained, in all material respects, effective internal control over financial reporting based on established criteria. The applicable established criteria are those in the Internal Control - Integrated Framework (2013) issued by COSO (the Committee of Sponsoring Organizations of the Treadway Commission). These audits are conducted in accordance with the professional standards of the Public Company Accounting Oversight Board. The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Members of the Audit Committee
Lemuel E. Lewis, Chair, J. Alfred Broaddus, Jr., K. Bruce Connell,
Stewart M. Kasen, Michael O’Reilly, Michael J. Schewel and Debora J. Wilson
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Members of the Compensation Committee
Debora J. Wilson, Chair, K. Bruce Connell, Stewart M. Kasen, Diane Leopold and Michael O’Reilly

COMPENSATION DISCUSSION AND ANALYSIS
The Company’s business model builds shareholder value over the long term by generating (i) underwriting profits from our insurance operations, (ii) investment returns from our fixed income and equity portfolios, and (iii) earnings from our ownership interests in various businesses outside of the insurance marketplace. The Company’s objective is for its employees, including the Company’s executive officers, to earn market competitive base salaries and benefits, and to varying degrees based on career level, have the opportunity to earn significant incentives based on short and long term performance. The Company also places a strong emphasis on equity ownership, with the expectation that this results in employees thinking and managing the business like owners.
Compensation Philosophy
The Company’s current compensation philosophy is informed by our management philosophy and by the results of a comprehensive, organization-wide global compensation review that management conducted in 2018. The Markel Style, spirit of innovation, excellence, and teamwork are the foundation of our way of working. Among other things, this involves trust and respect for the abilities of fellow decision makers, challenging the status quo and looking for better ways of doing things.
Our compensation framework and its intended purpose is based on the following principles and objectives:

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Long Term Perspective: Our overriding perspective is a long term one and correspondingly we believe in using performance metrics based over a multi-year period to incent long term decision making and the creation of shareholder value.

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Ownership Mentality: We believe granting performance-based incentive compensation in the form of RSUs to senior leaders including all executive officers using multi-year performance metrics to align their interests with those of our shareholders. We also encourage executive officers to amass and maintain a meaningful amount of stock ownership in the Company.

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Pay for Performance: Our compensation programs are designed to incent and reward superior performance. Payouts under the various programs vary with performance against annual Company goals, individual objectives and long term metrics. We believe that performance-based incentive compensation should comprise the vast majority of executive officer target compensation. Significant differentiation of reward based on performance levels is strongly encouraged across the Company.

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Industry Competitive: Total rewards must be competitive in the markets where we compete for talent in order to attract, motivate, reward and retain high quality individuals at all levels. Compensation should fairly reflect an employee’s level of responsibility and authority and contribution.

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Global standards: In support of the global nature of our business, our compensation frameworks and programs are designed to provide alignment and integration across the geographies in which we operate.

The following discussion examines each of the key elements of compensation, how they are determined, and how they fit within the overall compensation structure.
Base Salary and Benefits
In general, base salary levels for our executive officers are set by the Compensation Committee of the Board of Directors at levels believed to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Compensation Committee has not retained a compensation consultant to assist it in determining appropriate compensation levels and has not engaged in any formal benchmarking processes. The Committee has instead relied on the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that has been achieved by the Company, as well as information available to the members of the Compensation Committee from sources both within and outside the Company, including data, analysis and recommendations presented by senior management in consultation with CAP (the outside compensation consultant engaged by senior management).
In addition, the Compensation Committee takes into account: years of service; level of experience; individual areas of responsibility; the annual rate of inflation; the Company’s operating performance; and total compensation opportunities relative to compensation opportunities of other members of management of the Company and its subsidiaries. Because of the significant incentive opportunities available to managers of the Company’s subsidiaries based on underwriting performance, the Committee also evaluates total compensation to executive officers to ensure overall fairness.

Effective September 5, 2018, the Company hired Robert C. Cox as President and Chief Operating Officer, Insurance Operations, promoted Bradley J. Kiscaden to President and Chief Administrative Officer, Insurance Operations and promoted Jeremy A. Noble to Senior Vice President and Chief Financial Officer. Each of Messrs. Cox and Kiscaden report to Richard R. Whitt, III, Co-Chief Executive Officer. Mr. Noble reported to Mr. Whitt in 2018, but in 2019 began reporting to Thomas S. Gayner, Co-Chief Executive Officer, due to a change in the Company’s reporting structure. As further discussed on page 25, the other named executive officers are Alan I. Kirshner, Executive Chairman, Linda V. Schreiner, Senior Vice President, Strategic Management and Anne G. Waleski, Executive Vice President.
In May 2018, the Compensation Committee approved base salary increases for Messrs. Gayner, Whitt and Kiscaden in recognition of the value of each of their contributions and the importance of fairly and appropriately incentivizing them. Effective May 21, 2018, Messrs. Gayner and Whitt received salary increases of $50,000, which brought their respective annual base salaries to $1,000,000, and Mr. Kiscaden received a salary increase of $25,000, which brought his annual base salary to $600,000. Effective September 5, 2018, the Compensation Committee approved an initial annual base salary of $750,000 for Mr. Cox, prorated for 2018.
In August 2018, the Compensation Committee approved a recommended annual base salary increase of $125,000 for Mr. Noble, which brought his annual base salary to $425,000, effective September 5, 2018. The Compensation Committee increased his annual base salary to recognize his contribution to the performance of the Company and promotion to Chief Financial Officer and to reach a level commensurate with his experience and responsibilities.
In November 2018, the Compensation Committee approved another recommended annual base salary increase of $50,000 for Mr. Kiscaden, which brought his annual base salary to $650,000, effective September 5, 2018. The Compensation Committee increased his annual base salary in recognition of his contribution to the performance of the Company and commensurate with his experience and responsibilities.
No other adjustments to base salaries of named executive officers were made in 2018.
The Company offers a competitive package of employee retirement and welfare benefits, in which executive officers participate on the same basis as other salaried employees. The Company’s Retirement Savings Plan is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the “Code”). Each of the named executive officers, other than Mr. Cox, participated in the plan in 2018 and received the maximum Company contribution under the plan $24,750 for the year. Other than the Deferral Plan described below, there is no supplemental benefit plan for executive officers with respect to the Retirement Savings Plan or any employee welfare plan. The Company provided certain expense reimbursements to Mr. Noble in connection with his expatriate assignment to Markel International in London, England, which ended in 2018, and which expenses are reflected as “All Other Compensation” in the Summary Compensation Table.
Deferral Plan
In November 2015, the Board, upon the recommendation of the Compensation Committee, adopted The Markel Corporation Voluntary Deferral Plan (as amended, the “Deferral Plan”), which became effective April 1, 2016. In November 2018, the Board, upon recommendation of the Compensation Committee, adopted an amendment to the Deferral Plan, which became effective January 1, 2019. The Deferral Plan is an unfunded, nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees of the Company, including the Company’s named executive officers. Below is a brief description of the terms and conditions of the Deferral Plan.
The Deferral Plan is an account-based plan that allows participants to defer voluntarily the payment of current compensation to future years. The Deferral Plan permits each participant to defer up to 30% of base salary and up to 75% of any annual cash bonus and performance-based cash compensation, which amounts would be credited to an account established for the participant under the Deferral Plan. The amounts credited to a participant’s account will always be fully vested.
Amounts credited to a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of alternatives available under the Deferral Plan. Each participant’s account will be adjusted to reflect gains and losses based on the performance of the selected investment alternatives. A participant may elect to receive distributions from the Deferral Plan: (1) upon separation from service, in either a lump sum or installment payments over three, four or five years, as elected by the participant; (2) when a participant reaches a certain age; or (3) on dates specified by the participant between three and fifteen years, in either case, in the future with such in-service distribution payments made in either a lump sum or annual installments over a term of either five, ten or fifteen years, as elected by the participant. The participant’s distribution election regarding in-service payments will be subject to override upon the participant’s death with a lump sum payment. There will be a six month delay for commencement of payment upon termination of employment to any “specified employee” as defined under Internal Revenue Code Section 409A.
The Compensation Committee is the administrator of the Deferral Plan.

There are no amounts payable to any named executive officer under the Deferral Plan for 2018.
Stock Purchase and Bonus Plan
The Company also offers the Employee Stock Purchase and Bonus Plan (the “Stock Purchase Plan”) to encourage stock ownership by our employees and non-employee directors. If an employee (including an executive officer) or non-employee director purchases shares at fair market value under the Stock Purchase Plan, the Company pays an annual stock bonus of 10% of the employee’s or non-employee director’s net increase in shares under the Stock Purchase Plan for the year. The Stock Purchase Plan also includes a loan program component that is available to employees who are not executive officers. The loan program is designed to facilitate the purchase of shares of the Company’s Common Stock by non-executive employees. As required by the Sarbanes-Oxley Act, loans under the loan program are not available to non-employee directors and executive officers. The loan program includes an incentive payment if the Company’s growth in book value goals are met.
Incentive Compensation
The Company’s incentive compensation program for executive officers generally consists of two elements-cash incentive compensation paid under the Executive Bonus Plan and RSUs issued under (i) the 2016 Equity Incentive Compensation Plan if after April 1, 2016, (ii) the 2012 Equity Incentive Compensation Plan if after April 1, 2012 but before April 1, 2016, or (iii) the Omnibus Incentive Plan if before April 1, 2012. All executive officers participate in the Executive Bonus Plan. All executive officers other than Alan I. Kirshner, Steven A. Markel and Anthony F. Markel were also eligible to receive RSUs for 2018. Mr. Kirshner participates in the 2016 Equity Incentive Compensation Plan, but not in the 2012 Equity Incentive Compensation Plan or the Omnibus Incentive Plan. Steven A. Markel and Anthony F. Markel do not participate in any of the three RSU-based incentive compensation plans. The lack of participation by these executive officers in these plans has not been reflected in higher bonus opportunities under the Executive Bonus Plan.
Awards to the named executive officers under the Executive Bonus Plan and the 2016 Equity Incentive Compensation Plan for 2018 performance were subject to the achievement of pre-established performance goals as follows:

•
Under the Executive Bonus Plan, (i) potential awards to the Co-CEOs were based on two equally-weighted performance criteria: (1) the compound annual growth rate (“CAGR”) in book value per share, and (2) the CAGR in total shareholder return, both over the five-year period from 2014 to 2018; (ii) potential awards to all other named executive officers (other than Mr. Cox and Ms. Schreiner) were based solely on the CAGR in book value per share over the five-year period from 2014 to 2018; (iii) for 2018 only, potential awards to Mr. Cox, whose start date was September 5, 2018, were based on a percentage of base salary pro-rated as specified under the terms of his employment agreement with the Company; and (iv) potential awards to Ms. Schreiner were based on two equally-weighted performance criteria: (1) the CAGR in book value per share over the five-year period from 2014 to 2018, and (2) a combination of an individual performance modifier (based on a rating determined by her manager) and a Company performance modifier (based on the combined ratio of its insurance operations).

•
Under the 2016 Equity Compensation Plan, (i) potential awards to the Co-CEOs were based on two equally-weighted performance criteria: (1) the CAGR in book value per share, and (2) the CAGR in total shareholder return, both over the five-year period from 2014 to 2018; (ii) potential awards to all other named executive officers (other than Mr. Cox) were based solely on the CAGR in book value per share over the five-year period from 2014 to 2018; and (iii) for 2018 only, potential awards to Mr. Cox, whose start date was September 5, 2018, were based on a percentage of base salary pro-rated as specified under the terms of his employment agreement with the Company.

The Company believes that consistent increases in book value will enhance the value of the Company and will, over time, benefit shareholders through higher stock prices.   For this reason, the Company uses growth in book value per share as a performance metric (which takes into account both the profits earned from underwriting operations and the earnings of the Company’s investments) over a period of several years. The use of this metric has served the Company well over a long period of time. Growth in book value per share was the sole performance metric used for the 2018 performance period for all of the named executive officers other than the Co-CEOs, Mr. Cox and Ms. Schreiner.
The introduction of the additional metric of growth in total shareholder return for the Co-CEOs is meant to acknowledge their additional responsibility to formulate and implement the long-term strategic direction and initiatives of the Company (including the allocation of capital) in consultation with the Board of Directors. As the Company has continued to expand and diversify its operations beyond underwriting and investing, the Compensation Committee recognizes that book value per share does not capture all of the economic value in the Company’s business, as a growing portion of the Company’s operations are not recorded at fair value or otherwise captured in book value. In particular, total shareholder return is meant to more appropriately capture the intrinsic value of the Company’s Markel Ventures operations, whose value arguably is not captured in the Company’s book value due to the fact that Markel Ventures companies are not represented on the Company’s balance sheet at “market” but instead at historic cost. Since 2005, the Company has acquired controlling interests in various businesses that operate outside of the specialty insurance marketplace through its wholly owned subsidiary Markel Ventures, Inc. Though the value of the Markel Ventures operations is difficult to quantify with exact precision, the Compensation Committee believes the value of those operations is captured in the market price of the Company’s stock over time.
The calculations of the CAGR in book value per share may be modified by the Compensation Committee to reflect transactions not in the ordinary course, which may affect book value including, but not limited to, share issuances or conversions, share repurchases, dividends, and capital or other transactions affecting book value. For the 2018 performance year, the CAGR in total shareholder return was calculated using the Company’s closing common stock price on December 31, 2013 and comparing it to the Company’s closing common stock price on December 31, 2018.
The five-year performance period underscores the Company’s long-term perspective and incents and rewards long-term, rather than short-term, decision making and behavior and provides balance between line of sight for actions currently being taken and a long-term perspective in managing the Company’s operations. In addition, using a longer-term measurement period does not encourage the taking of excessive or unnecessary risks in order to earn incentive compensation. The Compensation Committee believes using such a long performance period aligns management’s interests with those of shareholders who are interested in long-term value creation.
In 2018, the Compensation Committee approved modifications to the grid that determines the payouts made to the Co-CEOs under both plans at various levels of performance to incent and reward them for incremental performance achievements, taking into account the impact of changes to the Company’s investment leverage (total invested assets to shareholders equity) and underwriting leverage (gross written premium to shareholders equity) due to the Company’s growth, as well as changes in the interest rate environment, all of which impact the degree of difficulty in attaining the incremental levels of performance achievement. The Compensation Committee also took into account the fact that the grid was last modified in 2014. The Compensation Committee acknowledged that as circumstances within the Company or the broader economy warrant, the measures used to evaluate performance set forth in the modified grid will be subject to reassessment as set forth in the table below under “Stock Awards”.
For the other named executive officers, other than Mr. Cox and Ms. Schreiner (as to her cash award), the Compensation Committee approved the target cash amount payable and the dollar amount of RSUs that may be granted to each of them under the Executive Bonus Plan and the 2016 Equity Incentive Compensation Plan expressed as a percentage of the executive’s Target Potential based on the sole performance metric of the CAGR in book value per share as set forth in the table below under “Stock Awards”.
The Compensation Committee approved modifications to the grid that determines the payouts made to the named executive officers to incent and reward them for incremental performance achievements, taking into account the impact of changes to the Company’s investment leverage (total invested assets to shareholders equity) and underwriting leverage (gross written premium to shareholders equity) due to the Company’s growth, as well as changes in the interest rate environment, all of which impact the degree of difficulty in attaining the incremental levels of performance achievement. The Compensation Committee also took into account the fact that the grid was last modified in 2014. The Compensation Committee acknowledged that as circumstances within the Company or the broader economy warrant, the measures used to evaluate performance set forth in the modified grid will be subject to reassessment.
For Mr. Cox, potential cash and RSU awards for 2018 only were based on a percentage of base salary pro-rated as specified under the terms of his employment agreement with the Company. For Ms. Schreiner, potential cash awards for 2018 were based on two equally weighted performance criteria: (1) the CAGR in book value per share over the five year period from 2014 to 2018, calculated using the same grid for the named executive officers (other than the Co-CEOs); and (2) the product of an individual performance modifier (based on a rating determined by her manager), expressed as a percentage, and a Company performance modifier (based on the combined ratio of its insurance operations), expressed as a percentage. The target goals for the Company performance modifier for 2018 were as set forth in the table below under “Non-Equity Incentive Plan Awards”.
The named executive officers have the potential to receive a majority of their total compensation in the form of incentive compensation. Moreover, if the Company achieves excellent performance over a multi-year period, a substantial majority of their total compensation would be in the form of incentive compensation. While the Company believes it is important to provide incentive compensation at these levels, it believes it is also important to require sustained performance to achieve maximum payouts.

Executive Bonus Plan
The amended and restated Markel Corporation Executive Bonus Plan (the “Executive Bonus Plan”) was approved in May 2018 by the Board of Directors upon the recommendation of the Compensation Committee . The Executive Bonus Plan is administered by the Compensation Committee. The Compensation Committee has the power and complete discretion to select eligible employees to receive awards thereunder and to determine the type of award and its terms and conditions in accordance with the plan. Executive officers of the Company who the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the Executive Bonus Plan. The Executive Bonus Plan was originally designed so that payments would qualify under the performance-based exception to the $1,000,000 deduction limit under Section 162(m) of the Code, although this exception was eliminated effective January 1, 2018.
Performance goals for 2018 for the Co-CEOs related to growth in book value per share and total shareholder return. Performance goals for the other named executive officers, other than Mr. Cox and Ms. Schreiner, related solely to growth in book value per share. The tables below under “Non-Equity Incentive Plan Awards” set forth the grids approved by the Compensation Committee for amounts payable for 2018 performance based on various levels of growth in book value achievement and shows the potential value of bonus awards, expressed as a percentage of target potential.
As noted above, Mr. Cox’s bonus award for 2018 was based on a percentage of base salary pro-rated as specified under the terms of his employment agreement with the Company, and Ms. Schreiner’s bonus award for 2018 was based on two equally-weighted performance criteria: (1) the CAGR in book value per share over the five-year period from 2014 to 2018, and (2) a combination of an individual performance modifier (based on a rating determined by her manager) and a Company performance modifier (based on the combined ratio of the Company’s insurance operations). The target goals for the Company performance modifier for the 2018 performance year are as set forth in the table below under “Non-Equity Incentive Awards”.
In 2018, the target potential for Messrs. Gayner, Whitt, and Cox was 150% of base salary, pro-rated for Mr. Cox In 2018, the Compensation Committee increased the target potential of Mr. Kiscaden from 100% to 150% of base salary. In 2018, the Compensation Committee increased the target potential for Mr. Noble from 75% to 100% of base salary. The target potential for the other named executive officers was 100% of base salary. The named executive officers will receive the appropriate payment at the end of the performance period if, as applicable, the performance goals and other terms and conditions of the award are met. Awards are payable in cash.
In addition, the Compensation Committee reserves the right to approve supplementary bonuses outside of the Executive Bonus Plan in the case of growth in book value per share exceeding 17% or other special circumstances.
Equity Incentive Compensation Plan
The 2016 Equity Incentive Compensation Plan was approved by shareholders in May 2016 at the Annual Meeting of Shareholders. The 2016 Equity Incentive Compensation Plan is administered by the Compensation Committee. The Compensation Committee has the power and complete discretion to select eligible employees to receive awards made thereunder and to determine the type of award and its terms and conditions in accordance with the plan. Executive officers of the Company who the Compensation Committee determines have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the 2016 Equity Incentive Compensation Plan.
In 2018, the Compensation Committee delegated to the Co-CEOs the discretionary authority to approve certain awards of RSUs or restricted stock under the 2016 Equity Incentive Compensation Plan. This authority was delegated for eligible employees, other than an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934 (including themselves) in any given calendar year, to a maximum amount of $100,000 for existing employees or $250,000 for new hires. The Compensation Committee approved 2,000 RSUs or shares of restricted stock for 2018 and 2,500 RSUs or shares of restricted stock for each year thereafter, subject to adjustment by the Compensation Committee, if necessary.
Performance goals for 2018 for the Co-CEOs related to growth in book value per share and total shareholder return. Performance goals for the other named executive officers, other than Mr. Cox, related solely to growth in book value per share. As noted above, Mr. Cox’s bonus award for 2018 was not subject to any performance conditions. The Compensation Committee approved performance-based RSU awards in February 2019 for the named executive officers, as well as other members of management of the Company and its subsidiaries. The tables below under “Stock Awards” set forth the grids approved by the Compensation Committee for amounts of RSU payable for 2018 performance based on various levels of growth in book value achievement and shows the potential value expressed in dollars as a percentage of target potential.

The target potential for Messrs. Gayner and Whitt was 150% of base salary for the 2018 performance year, and the Compensation Committee increased their target potential to 250% for the 2019 performance year and beyond. In 2018, the Compensation Committee increased the target potential of Mr. Kiscaden from 100% to 150% of base salary. In 2018, the target potential for Mr. Cox was 150% of his pro-rated base salary. The Compensation Committee approved an increase of Mr. Noble target potential to from 35% to 50% for the 2018 performance year. The target potential for the other named executive officers, other than Mr. Kirshner, was 100% of base salary. Mr. Kirshner was not eligible for an RSU award in 2018.
Each RSU represents the right to receive one share of Common Stock. After an RSU is granted, the RSU is subject to a vesting schedule, usually cliff vesting after a three-year period. Paying a substantial portion of incentive compensation in RSUs has the advantage of both increasing the named executive officers’ equity ownership in the Company (which is aligned with the Company’s emphasis on equity ownership by employees) and furnishing a retention incentive (i.e., the named executive officer must remain employed by the Company in order to be assured of vesting in the stock).
The 2016 Equity Incentive Compensation Plan does not allow for stock options.
Payouts for 2018 Performance
The five-year CAGR in book value per share from January 1, 2014 through December 31, 2018, adjusted as described above, was 7%, and the five-year CAGR in total shareholder return from January 1, 2014 through December 31, 2018, was 12%.
Potential cash and RSU awards for the Co-CEOs under the Executive Bonus Plan and the 2016 Equity Compensation Plan, respectively, for the 2018 performance year were based on (i) a 50/50 weighting of the CAGR of the two performance criteria, book value per share and total shareholder return, both over the five-year period ended December 31, 2018 and (ii) a target potential of 150% of base salary.
For each of the Co-CEOs, a 7% CAGR in book value per share and a 12% CAGR in total shareholder return yielded a total award of 90% of target potential, which equated to a cash payout equal to, and a corresponding grant of RSUs valued at, 135% of base salary for the 2018 performance year ((30% + 60%) * 150%).
Potential cash and RSU awards for the other named executive officers under the Executive Bonus Plan and the 2016 Equity Compensation Plan, respectively, for the 2018 performance year were based on (i) the CAGR of book value per share over the five-year period ended December 31, 2018 (other than for Mr. Cox and Ms. Schreiner, as to her cash award) and (ii) a target potential expressed as a percentage of base salary as follows:

	Target Potential Expressed as a Percentage of Base Salary
Name	Cash Award	RSU Award
Alan I. Kirshner*	100%	—
Robert C. Cox**	150%	150%
Bradley J. Kiscaden	150%	150%
Jeremy A. Noble	100%	50%
Linda V. Schreiner***	100%	100%
Anne G. Waleski	100%	100%

*	Mr. Kirshner was not eligible for an RSU award in 2018.
**	Mr. Cox’s cash and RSU awards were based on a percentage of base salary pro-rated as specified under the terms of his employment agreement with the Company.
***
Ms. Schreiner’s cash award was based on two equally-weighted performance criteria: (1) the CAGR in book value per share over the five-year period from 2014 to 2018, and (2) a combination of an individual performance modifier (based on a rating determined by her manager) and a Company performance modifier (based on the combined ratio of its insurance operations). Ms. Schreiner’s individual performance modifier was 100% for 2018. The combined ratio of the Company’s insurance operations was 98% for 2018, which yielded a Company performance modifier of 75%.

For the other named executive officers, other than Mr. Cox, a 7% CAGR in book value per share yielded an award of 60% of target potential, which, for the 2018 performance year, equated to:

•	a cash payout equal to, and a corresponding grant of RSUs valued at, 90% of base salary for Mr. Kiscaden (60% * 150%);

•
a cash payout equal to 67.5% of base salary for Ms. Schreiner, taking into account her individual performance modifier (100%) and the Company’s performance modifier (75%), as noted above ((50% * 60%) + (50% * (100% * 75%));

•	a grant of RSUs valued at 60% of base salary for Ms. Schreiner (60% * 100%);

•	a cash payout equal to, and a corresponding grant of RSUs valued at, 60% of base salary for Ms. Waleski (60% * 100%);

•	a cash payout equal to 60% of base salary for each of Messrs. Kirshner and Noble (60% * 100%); and

•	a grant of RSUs valued at 30% of base salary for Mr. Noble (60% * 50%).
For the 2018 performance year, Mr. Cox’s awards equated to a cash payout equal to, and a corresponding grant of RSUs valued at, 150% of base salary on a pro-rated basis as specified under the terms of his employment agreement with the Company.
For the 2018 performance year, the Compensation Committee also made discretionary awards to Messrs. Cox, Noble and Kiscaden as follows:

•
granted to Mr. Cox, as a signing bonus, a one-time RSU award having a grant date value equal to $1,000,000, with one-third of the RSUs vesting on each anniversary of the grant date, subject to his continued employment though the vesting date;

•
granted to Mr. Noble, in connection with his promotion to Chief Financial Officer of the Company, a one-time RSU award having a grant date value equal to $100,000, with all of the RSUs vesting on the third anniversary of the grant date, subject to his continued employment through the vesting date; and

•	awarded to Mr. Kiscaden a one-time $90,000 cash bonus, and granted to Mr. Kiscaden a one-time RSU award having a grant date value equal to $90,000, with all of the RSUs vesting on December 31, 2021.
No discretionary awards were made to any other named executive officers.
Retention Awards
For recruitment and retention purposes, grants of RSUs have been made under the 2016 Equity Incentive Compensation Plan, the 2012 Equity Incentive Compensation Plan, or the Omnibus Incentive Plan, from time to time as circumstances warrant. No retention awards were made in 2018 to any of the Company’s named executive officers.
Stock Ownership Guidelines
The Company places a strong emphasis on equity ownership by executive officers and other members of senior management. The Board of Directors has adopted stock ownership guidelines that require the Co-CEOs to acquire and maintain ownership of Common Stock with a value at least equal to five times base salary and other members of senior management to acquire and maintain ownership of Common Stock with a value at least equal to one to three times base salary, depending on position. RSUs subject to vesting requirements are counted as owned shares for purposes of the guidelines. Newly hired or newly promoted executives are expected to reach these minimum levels of ownership within five years. Shares as to which the economic risks of ownership are hedged are not considered “owned” for this purpose. All persons who were executive officers in 2018 currently meet or exceed these guidelines, as applicable.
Perquisites
The Company provides limited perquisites to its executive officers. In 2018, each of the named executive officers, other than Mr. Noble, received less than $10,000 in perquisites and personal benefits. In 2018, the Company provided Mr. Noble certain benefits in connection with his prior expatriate assignment to Markel International in London, England. These benefits consisted of: a tax equalization payment ($240,826); housing and utilities ($132,871); travel and transportation ($72,029); and other expatriate and relocation allowances and expenses, including a cost of living allowance, moving expenses and tax preparation services.  A portion of these benefits relate to 2017, but have been included because they were paid in 2018. Any benefits paid in British Pounds were converted to United States Dollars using a year-end exchange rate.

Employment Agreements
The Company has entered into employment agreements with each of the named executive officers. In 2018, the Compensation Committee adopted an updated employment agreement template for the Company’s executive officers, which includes updated provisions addressing post-employment restrictive covenants, federal trade secret law, and intellectual property. As of December 31, 2018, the Company has entered into employment agreements using the updated template with Messrs. Gayner, Whitt, Cox, Kiscaden, and Noble. The Company has entered into an employment agreement with Ms. Schreiner effective February 25, 2019.
Each of the employment agreements provides assurances to the Company with regard to the availability of the executive’s services, provides protection for the Company’s confidential information and trade secrets, and restricts the ability of the executive officers to compete with the Company during their employment and after its termination. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance benefits if their employment is terminated by the Company other than for “cause.” For this purpose, “cause” includes neglect of duties; willful misconduct; conduct that may result in material injury to the reputation of the Company; active disloyalty; inability to maintain or obtain required regulatory approvals; or breach of obligations relating to confidential information, trade secrets or restrictions on competing with the Company.
In addition, the Company’s executive officers are provided additional assurances following a Change in Control. In such a situation, they would receive enhanced severance benefits, but only if their employment were terminated without cause or if they chose to terminate their employment for “Good Reason.” See “Potential Payments Upon Termination or Change in Control” for a description of the benefits payable and for definitions of these terms. This additional “double trigger” protection has been provided to these executives because they are considered more vulnerable in a Change in Control context due to their positions with the Company, their relative levels of equity ownership and the stage of their careers. The employment agreement for Mr. Kirshner does not include additional Change in Control protections because they are not perceived to be necessary in his case.
None of the employment agreements with the Company’s executive officers include provisions for tax gross-ups, in respect of the “parachute payment” tax imposed by Section 280G of the Code or otherwise.
Tax and Accounting Treatment
Section 162(m) of the Code imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officers, Chief Financial Officer, and the three other most highly compensated executive officers (the “Covered Employees”). The Tax Cuts and Jobs Act eliminated the exception for performance based compensation to the Section 162(m) deduction limit, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our Covered Employees in excess of $1,000,000 will not be deductible unless it qualifies for transition relief under the Tax Cuts and Jobs Act. Specifically, transition relief provides that changes to Section 162(m) do not apply to compensation under “written binding contracts” in effect as of November 2, 2017, so long as the contracts are not materially modified after that date.
Compensation expense with respect to RSUs under the 2016 Equity Incentive Compensation Plan, the 2012 Equity Incentive Compensation Plan and the Omnibus Incentive Plan is fixed for accounting purposes based on the fair value of the award at the grant date, i.e., the date on which the Compensation Committee determines the number of RSUs to be awarded. The compensation expense is recognized over the period ending when the awards vest.
Clawback Policy
In February 2013, the Board approved the adoption of the Markel Clawback Policy. If financial results filed with the Securities and Exchange Commission are restated due to material non-compliance resulting from fraud or intentional misconduct, the Board of Directors or an independent Board committee will review performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the Board of Directors or an independent Board committee will seek, as it deems appropriate, the recovery on behalf of the Company of any performance-based compensation paid to executive officers whose conduct directly caused the need for restatement. The foregoing will be in addition to seeking any amounts the principal executive officer and principal financial officer may be required to repay under applicable laws.
This Clawback Policy will be reviewed once final rules regarding clawback requirements are released under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and will be amended in order to comply with such requirements and any other “clawback” provisions required by law or the listing standards of the NYSE.

Say on Pay and Say on Frequency Votes
Currently shareholders have the opportunity every year to cast a non-binding advisory vote to approve executive compensation (“Say on Pay”). At the 2018 Annual Meeting of Shareholders, more than 99 percent of the votes cast approved the Company’s executive compensation program. Shareholders also are asked at least once every six years to vote, on a non-binding advisory basis, on how often a Say on Pay vote should be held (“Say on Frequency”). At the 2017 Annual Meeting of Shareholders, approximately 89 percent of the votes cast were in favor of holding future say on pay votes every year. The next Say on Pay vote will occur at the 2020 Annual Meeting of Shareholders. The next Say on Frequency vote is expected to occur in 2023.

EXECUTIVE COMPENSATION
As set forth in Item 402(a) of Regulation S-K, the named executive officers for which we are required to disclose certain compensation information in this Proxy Statement are to include:

•	All individuals who served as the Company’s principal executive officer (“PEO”) at any time during 2018;

•	All individuals who served as the Company’s principal financial officer (“PFO”) at any time during 2018; and

•	The Company’s three most highly compensated executive officers, other than the PEO and PFO, who were serving as executive officers at the end of 2018.
During 2018, the functions, duties and responsibilities of the Company’s PEO and PFO were transitioned to one or more different individuals. Accordingly, the number of named executive officers identified in this Proxy Statement is greater than in years past and includes the following individuals:

•	Alan I. Kirshner, Thomas S. Gayner and Richard R. Whitt, III, each of whom served as the Company’s PEO or a co-PEO (“Co-PEO”) during 2018;

•	Anne G. Waleski and Jeremy A. Noble, each of whom separately served as the Company’s PFO during 2018; and

•
Robert C. Cox, Bradley J. Kiscaden and Linda V. Schreiner, the Company’s three most highly compensated executive officers, other than the PEO and PFO, who were serving as executive officers at the end of 2018.

SUMMARY COMPENSATION TABLE
The following table provides compensation information for the Company’s PEOs, PFOs and other named executive officers for services in their capacities as such during 2018 and preceding years, where applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)

Alan I. Kirshner Executive Chairman	2018 2017 2016	$900,000 $900,000 $900,000	-0- -0- -0-	$0 $720,000 $720,000	$540,000 $720,000 $720,000	-0- -0- -0-	$27,222 $26,772 $23,850	$1,467,222 $2,366,772 $2,363,850
Thomas S. Gayner Co-Chief Executive Officer	2018 2017 2016	$980,769 $950,000 $807,692	-0- -0- -0-	$1,350,000 $1,140,000 $760,000	$1,350,000 $1,140,000 $760,000	-0- -0- -0-	$32,232 $31,782 $23,850	$3,713,001 $3,261,782 $2,351,542
Richard R. Whitt, III Co-Chief Executive Officer	2018 2017 2016	$980,769 $950,000 $807,692	-0- -0- -0-	$1,350,000 $1,140,000 $760,000	$1,350,000 $1,140,000 $760,000	-0- -0- -0-	$25,992 $25,542 $23,850	$3,706,761 $3,255,542 $2,351,542
Robert C. Cox President and Chief Operating Officer, Insurance Operations	2018	$242,466	$1,000,000	$363,699	$363,699	-0-	$1,097	$1,970,961
Bradley J. Kiscaden President and Chief Administrative Officer, Insurance Operations	2018	$606,250	$180,000	$585,000	$585,000	-0-	$27,072	$1,983,322
Jeremy A. Noble Senior Vice President and Chief Financial Officer	2018	$339,664	$100,000	$127,500	$255,000	-0-	$536,808	$1,358,972
Linda V. Schreiner Senior Vice President, Strategic Management	2018	$450,000	-0-	$270,000	$303,750	-0-	$29,136	$1,052,886
Anne G. Waleski Executive Vice President	2018 2017 2016	$650,000 $628,846 $578,846	-0- -0- -0-	$390,000 $520,000 $480,000	$390,000 $520,000 $480,000	-0- -0- -0-	$25,992 $25,542 $23,850	$1,455,992 $1,694,388 $1,562,696

Discussion
In accordance with applicable rules of the Securities and Exchange Commission, the Summary Compensation Table omits information regarding group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are available generally to all salaried employees.
Amounts shown under “Bonus” for Messrs. Cox, Kiscaden and Noble reflect discretionary awards made by the Compensation Committee as follows:

•
granted to Mr. Cox, as a signing bonus, a one-time RSU award having a grant date value equal to $1,000,000, with one-third of the RSUs vesting on each anniversary of the grant date, subject to his continued employment though the vesting date;

•
granted to Mr. Noble, in connection with his promotion to Chief Financial Officer of the Company, a one-time RSU award having a grant date value equal to $100,000, with all of the RSUs vesting on the third anniversary of the grant date, subject to his continued employment through the vesting date; and

•	awarded to Mr. Kiscaden a one-time $90,000 cash bonus, and granted to Mr. Kiscaden a one-time RSU award having a grant date value equal to $90,000, with all of the RSUs vesting on December 31, 2021.
No discretionary awards were made to any other named executive officers.
Amounts shown under “Stock Awards” are RSUs awarded based on the achievement of performance goals. The amounts represent the fair value of the awards determined at the time of grant and recognized by the Company for financial reporting purposes under FASB ASC Topic 718, Compensation-Stock Compensation. Non-Equity Incentive Plan Compensation consists of amounts paid under the Company’s Executive Bonus Plan. See “Grants of Plan-Based Awards—Non-Equity Incentive Plan Awards” for a discussion of these payments and to compare amounts actually paid out as reflected in the Summary Compensation Table with potential payouts at various performance levels.
All Other Compensation for 2018 includes the following: the Company’s contributions under the Company’s Retirement Savings (401(k)) Plan in the amount of $24,750 for each named executive officer (other than Mr. Cox) and the dollar value of insurance premiums paid by the Company on behalf of each named executive officer, which is in each case less than $10,000. Each of the named executive officers, other than Mr. Noble, received less than $10,000 in perquisites and personal benefits in 2018. The named executive officers reimbursed the Company for the Company’s incremental cost related to any personal travel on aircraft chartered by the Company, and thus no amounts are included because there was no incremental cost to the Company. On occasion during 2018, if seating was available, certain of the named executive officers were accompanied by a spouse or significant other on business trips using an aircraft chartered by the Company, but no amounts are included because there was no incremental cost to the Company.
In 2018, the Company also provided Mr. Noble certain benefits in connection with his prior expatriate assignment to Markel International in London, England. These benefits consisted of: a tax equalization payment ($240,826); housing and utilities ($132,871); travel and transportation ($72,029); and other expatriate and relocation allowances and expenses, including a cost of living allowance, moving expenses and tax preparation services.  A portion of these benefits relate to 2017, but have been included because they were paid in 2018. Any benefits paid in British Pounds were converted to United States Dollars using a year-end exchange rate.

GRANTS OF PLAN-BASED AWARDS

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[a]				Estimated Possible Payouts Under Equity Incentive Plan Awards[b]			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Alan I. Kirshner	2/21/2018	$360,000	$900,000	$1,800,000	-0-	-0-	-0-
	2/19/2019							—	—
Thomas S. Gayner	2/21/2018	$400,000	$1,500,000	$2,000,000	$400,000	$1,500,000	$2,000,000
	2/19/2019							1,328	$1,350,000
Richard R. Whitt, III	2/21/2018	$400,000	$1,500,000	$2,000,000	$400,000	$1,500,000	$2,000,000
	2/19/2019							1,328	$1,350,000
Robert C. Cox[c]	2/21/2018	$363,699	$363,699	$363,699	$363,699	$363,699	$363,699
	2/19/2019							358	$363,699
Bradley J. Kiscaden	2/21/2018	$260,000	$975,000	$1,300,000	$260,000	$975,000	$1,300,000
	2/19/2019							575	$585,000
Jeremy A. Noble	2/21/2018	$170,000	$425,000	$850,000	$170,000	$212,500	$850,000
	2/19/2019							125	$127,500
Linda V. Schreiner[d]	2/21/2018	$90,000	$450,000	$918,000	$180,000	$450,000	$900,000
	2/19/2019							266	$270,000
Anne G. Waleski	2/21/2018	$260,000	$650,000	$1,300,000	$260,000	$650,000	$1,300,000
	2/19/2019							384	$390,000

a
For 2018, non-equity incentive plan awards for the named executive officers, other than Mr. Cox and Ms. Schreiner, were subject to a cap of 200% of base salary, which is the amount shown under the “Maximum” column. The Compensation Committee reserves the right to reduce the maximum amount payable in its discretion. The Compensation Committee reserves the right to approve supplementary awards outside of the non-equity incentive plan in the case of growth in book value per share exceeding 17% or in other special circumstances.

b
The number of units awarded is determined by dividing the dollar amount by the fair market value of Common Stock on the date that the Compensation Committee certifies that the performance goals have been met.

c
Mr. Cox was hired in 2018.  Under the terms of his employment agreement, Mr. Cox’s 2018 non-equity and equity incentive plan awards were calculated as 150% of his base salary, multiplied by the number of days he was employed during 2018 divided by 365.  Beginning for the 2019 performance year, Mr. Cox’s non-equity and equity incentive plan awards will be subject to the performance criteria established by the Compensation Committee.

d
Ms. Schreiner’s non-equity incentive plan award for 2018 was based on two equally-weighted performance criteria: (1) the CAGR in book value per share over the five-year period from 2014 to 2018, and (2) a combination of an individual performance modifier (based on a rating determined by her manager) and a Company performance modifier (based on the combined ratio of its insurance operations). The individual performance modifier was discretionary and could have been a minimum of 0% of base salary and a maximum of 130% of base salary. The Company’s performance modifier could have been a minimum of 70% of base salary and a maximum of 160%. As a result, Ms. Schreiner’s non-equity incentive plan award for 2018 could have been: (i) no less than 20% of base salary, which is the amount shown under the “Threshold” column ((50% * (0% * 0%)) + (50% * 40%)); and (ii) no more than 204% of base salary, which is the amount shown under the “Maximum” column ((50% * (130% * 160%) + (50% * 200%)). The Compensation Committee reserves the right to approve supplementary awards outside of the non-equity incentive plan in the case of a combined ratio of 84% (or better) or in other special circumstances.

Discussion
When targets are set for performance-based Non-Equity Incentive Plan and Equity Incentive Plan awards, potential awards are expressed as a percentage of target potential. The Compensation Committee reserves the right to approve supplemental awards in the case of growth in book value per share exceeding 17% or more in specific circumstances.
Under the performance-based Non-Equity Incentive Plan in the 2018 performance year, the target potential for Messrs. Gayner, Whitt, Cox and Kiscaden, was 150% of base salary at year end (pro-rated for Mr. Cox). For Messrs. Kirshner and Noble, and Mses. Schreiner and Waleski, the target potential was 100% of base salary at year end.

Under the performance-based Equity Incentive Plan in the 2018 performance year, the target potential for Messrs. Gayner, Whitt, Cox and Kiscaden was 150% of base salary at year end (pro-rated for Mr. Cox). For Mr. Noble, the target potential was 50% of base salary at year end. For Mses. Schreiner and Waleski, the target potential was 100% of base salary at year end. This table shows all grants of awards under the Company’s incentive plans made during 2018. The “Grant Date Fair Value of Stock Awards” column shows the fair value of awards actually made in 2019 for 2018 for financial reporting purposes. The remaining columns represent compensation that was potentially payable for 2018.
Amounts shown in the “Non-Equity Incentive Plan Awards” and “Equity Incentive Plan Awards” columns for all named executive officers reflect potential payouts for 2018 to each named executive officer at threshold, target and maximum performance levels. To compare these potential payouts with amounts actually paid, see the discussion below under “Non-Equity Incentive Plan Awards” and “Stock Awards.”
The awards shown for the named individuals dated 2/19/2019 under “All Other Stock Awards” represent the actual payout made in 2019 for 2018 performance.
Non-Equity Incentive Plan Awards
For 2018, all named executive officers were eligible to receive cash awards under the Company’s Executive Bonus Plan, expressed as a percentage of target potential. For Messrs. Gayner, Whitt, Cox and Kiscaden, target potential was 150% of base salary, pro-rated for Mr. Cox, and for the other named executive officers, target potential was 100% of base salary.
For the Co-CEOs, potential cash awards were based on a 50/50 weighting of the CAGR of the two performance criteria, book value per share of Common Stock and total shareholder return, as set forth in the grid below.

5-Year CAGR	Book Value Per Share as a % of Target Potential	Total Shareholder Return as a % of Target Potential	Total Award as a % of Target Potential

Under 6%*	0 - 20%	0 - 20%	0 - 40%
6%	20%	20%	40%
7%	30%	30%	60%
8%	40%	40%	80%
9%	45%	45%	90%
10%	50%	50%	100%
11%	55%	55%	110%
12%	60%	60%	120%
13%	70%	70%	140%
14%	80%	80%	160%
15%	90%	90%	180%
16%	100%	100%	200%
17% or more**	Discretionary	Discretionary	Discretionary

*	In the case of performance in this range, the Compensation Committee, in its sole discretion, will determine if an award is merited based upon relevant facts and circumstances.
**	In the case of performance in this range, the Compensation Committee, in its sole discretion, will determine if an additional award is merited based upon relevant facts and circumstances.
The five-year CAGR in book value per share for the period ending December 31, 2018 was 7% (rounded to the nearest whole number) and the five-year CAGR in total shareholder return for the period ending December 31, 2018 was 12%. With the five-year CAGR for each criteria being different, the percentage of target potential for each individual performance criteria (book value per share and total shareholder return) were added together to arrive at the total award as a percentage of target potential.
Referring to the grid above for the 2018 performance year, for Messrs. Gayner and Whitt, a 7% CAGR in book value per share and a 12% CAGR in total shareholder return yielded a total award of 90% of target potential, which equated to a cash award equal to 135% of base salary ((30% + 60%) * 150%).

For all other named executive officers, other than Mr. Cox and Ms. Schreiner, potential awards were based solely on the five-year CAGR in book value per share of Common Stock as reflected in the grid below.

5 Year Annual Growth in Book Value Per Share	Award as % of Target Potential under the Plan

Under 6%	0 - 40%
6%*	40%
7%*	60%
8%*	80%
9%*	90%
10%	100%
11%	110%
12%	120%
13%	140%
14%	160%
15%	180%
16%	200%
17% or more	Discretionary

*	In the case of performance in this range, the Compensation Committee is expected to use discretion to determine whether the award should be reduced.
For Ms. Schreiner, in addition to the five-year CAGR in book value per share of Common Stock, potential awards were also based on an individual performance modifier (based on a rating determined by her manager), and a Company performance modifier (based on the combined ratio of its insurance operations) as reflected in the grid below.

Combined Ratio	Company Performance Modifier

101% or more	Discretionary
100%	70%
99%	70%
98%	75%
97%	75%
96%	80%
95%	85%
94%	90%
93%	95%
92%	100%
91%	105%
90%	110%
89%	120%
88%	130%
87%	140%
86%	150%
85%	160%
84%	Discretionary

The five-year CAGR in book value per share for the period ending December 31, 2018 was 7% (rounded to the nearest whole number). Referring to the grid above for the 2018 performance year, a 7% CAGR in book value per share yielded an award of 60% of target potential, which equated to:

•	a cash payout equal to 90% of base salary for each of Mr. Kiscaden (60% * 150%);

•
a cash payout equal to 67.5% of base salary for Ms. Schreiner, taking into account her individual performance modifier (100%) and the Company’s performance modifier (75%), as noted above ((50% * 60%) + (50% * (100% * 75%)); and

•	a cash payout equal to 60% of base salary for each of Messrs. Kirshner and Noble and each of Mses. Schreiner and Waleski (60% * 100%).
For the 2018 performance year, Mr. Cox’s award equated to a cash payout equal to 150% of base salary on a pro-rated basis as specified under the terms of his employment agreement with the Company.
For the 2018 performance year, the Compensation Committee also awarded to Mr. Kiscaden a one-time $90,000 discretionary cash award. No discretionary cash awards were made to any other named executive officers.
Stock Awards
For 2018, the Compensation Committee also approved performance-based RSU awards for the named executive officers under the 2016 Equity Incentive Compensation Plan. Each unit represents the right to receive one share of Common Stock. The grid below shows potential RSU grants under the awards for the named executive officers, expressed as a percentage of target potential. For Messrs. Gayner, Whitt, Cox and Kiscaden, target potential was 150% of base salary, pro-rated for Mr. Cox. For Mses. Schreiner and Waleski, target potential was 100% of base salary, and for Mr. Noble, the target potential was 50%. Mr. Kirshner was not eligible for an RSU award in 2018.
For the Co-CEOs, potential RSU awards were based on a 50/50 weighting of the CAGR of the two performance criteria, book value per share of Common Stock and total shareholder return, as set forth in the grid below.

5-Year CAGR	Book Value Per Share as a % of Target Potential	Total Shareholder Return as a % of Target Potential	Total Award as a % of Target Potential

Under 6%*	0 - 20%	0 - 20%	0 - 40%
6%	20%	20%	40%
7%	30%	30%	60%
8%	40%	40%	80%
9%	45%	45%	90%
10%	50%	50%	100%
11%	55%	55%	110%
12%	60%	60%	120%
13%	70%	70%	140%
14%	80%	80%	160%
15%	90%	90%	180%
16%	100%	100%	200%
17% or more **	Discretionary	Discretionary	Discretionary

*	In the case of performance in this range, the Compensation Committee, in its sole discretion, will determine if an award is merited based upon relevant facts and circumstances.
**	In the case of performance in this range, the Compensation Committee, in its sole discretion, will determine if an additional award is merited based upon relevant facts and circumstances.

The five-year CAGR in book value per share for the period ending December 31, 2018 was 7% (rounded to the nearest whole number) and the five-year CAGR in total shareholder return for the period ending December 31, 2018 was 12%. With the five-year CAGR for each criteria being different, the percentage of potential target for each individual performance criteria (book value per share and total shareholder return) were added together to arrive at the total award as a percentage of target potential.
Referring to the grid above for the 2018 performance year, for Messrs. Gayner and Whitt, a 7% CAGR in book value per share and a 12% CAGR in total shareholder return yielded a total award of 90% of target potential, which equated to a grant of RSUs valued at 135% of base salary ((30% + 60%) * 150%).
For the other named executive officers, other than Mr. Cox, potential awards were based on the five year CAGR in book value per share for the period from January 1, 2014 to December 31, 2018. See “Outstanding Equity Awards at Fiscal Year-End” for additional information on vesting.

5 Year Annual Growth in Book Value Per Share	Award as % of Target Potential under the Plan

Under 6%	0 - 40%
6%*	40%
7%*	60%
8%*	80%
9%*	90%
10%	100%
11%	110%
12%	120%
13%	140%
14%	160%
15%	180%
16%	200%
17% or more **	Discretionary

*	In the case of performance in this range, the Compensation Committee is expected to use discretion to determine whether the award should be reduced.
**	In the case of high performance at this level, the Committee may, in its discretion, award additional RSUs outside of the 2016 Plan.
The five-year CAGR in book value per share for the period ending December 31, 2018 was 7% (rounded to the nearest whole number). Referring to the grid above for the 2018 performance year, a 7% CAGR in book value per share yielded an award of 60% of target potential, which equated to:

•	a grant of RSUs valued at 90% of base salary for Mr. Kiscaden (60% * 150%);

•	a grant of RSUs valued at 60% of base salary for each of Mses. Schreiner and Waleski (60% * 100%); and

•	a grant of RSUs valued at 30% of base salary for Mr. Noble (60% * 50%).
For the 2018 performance year, Mr. Cox’s award equated to a grant of RSUs valued at 150% of base salary on a pro-rated basis.
For the 2018 performance year, the Compensation Committee also made discretionary awards to Messrs. Cox, Noble and Kiscaden as follows:

•
granted to Mr. Cox, as a signing bonus, a one-time RSU award having a grant date value equal to $1,000,000, with one-third of the RSUs vesting on each anniversary of the grant date, subject to his continued employment though the vesting date;

•
granted to Mr. Noble, in connection with his promotion to Chief Financial Officer of the Company, a one-time RSU award having a grant date value equal to $100,000, with all of the RSUs vesting on the third anniversary of the grant date, subject to his continued employment through the vesting date; and

•	granted to Mr. Kiscaden a one-time RSU award having a grant date value equal to $90,000, with all of the RSUs vesting on December 31, 2021.
No discretionary RSU awards were made to any other named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested*	Market Value of Shares or Units of Stock That Have Not Vested

Alan I. Kirshner	1,381	$1,433,547
Thomas S. Gayner	1,800	$1,868,490
Richard R. Whitt, III	1,800	$1,868,490
Robert C. Cox	831	$862,620
Bradley J. Kiscaden	841	$873,000
Jeremy A. Noble	215	$223,181
Linda V. Schreiner	1,053	$1,093,067
Anne G. Waleski	956	$992,376

*
Does not include 1,112 units that have not been settled in shares to each of Messrs. Gayner and Whitt at December 31, 2018, but which pursuant to retention awards made in May 2010 have vested. 20% of the units awarded in May 2010 vested and were issued after one year. The remaining 80% of the units vested in May 2015. Of the 80% of the units that vested in May 2015, 25% of the units were settled in shares in July 2015 upon attaining share price targets in accordance with the terms of the stock award, an additional 12.5% of the units were settled in shares in January 2016 upon attaining share price targets in accordance with the terms of the award. An additional 12.5% of the units were settled in shares in January 2018 for Messrs. Gayner and Whitt upon attaining share price targets in accordance with the terms of the award. The remaining units are payable following termination of employment. Violation of non-competition agreements contained in the award agreement may result in cancellation of the award, even after vesting.

Discussion
The stock awards reflected in the table are RSUs granted under the Company’s 2016 Equity Incentive Compensation Plan.
For each of Messrs. Kirshner, Gayner, Whitt, Kiscaden and Noble and Mses. Schreiner and Waleski, the number of shares also includes RSUs awarded for performance in 2016 and 2017, as applicable. The units awarded for performance in 2016 will vest in December 2019 (734 units for Mr. Kirshner, 775 units for each Messrs. Gayner and Whitt, 69 units for Mr. Noble, 428 units for Mr. Kiscaden, 326 units for Ms. Schreiner and 489 units for Ms. Waleski). The units awarded for performance in 2017 will vest in December 2020 (647 units for Mr. Kirshner, 1,025 units for each Messrs. Gayner and Whitt, 63 units for Mr. Noble, 413 units for Mr. Kiscaden, 324 for Ms. Schreiner, and 467 units for Ms. Waleski). Early vesting, in whole or in part, may occur upon death, disability, retirement, following a change in control and job loss or if the Compensation Committee determines the executive had an approved termination of employment. Even upon early vesting, the shares will generally not be issued until the end of the applicable period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if: (i) the executive is terminated for cause; (ii) the executive becomes associated with a business that competes with the Company; or (iii) the Compensation Committee determines the executive has engaged in conduct detrimental to the interests of the Company.
Holders of RSUs are not entitled to receive any dividends before vesting and issuance of the shares underlying the units.
Values are based on the closing price of shares of Common Stock on December 31, 2018 ($1,038.05 per share).

OPTION EXERCISES AND STOCK VESTED
RSUs vested for the named executive officers in the following amounts during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vestingab	Value Realized on Vesting[b]

Alan I. Kirshner	2,803	$3,185,497
Thomas S. Gayner	0[c]	$0[c]
Richard R. Whitt, III	2,335	$2,653,634
Robert C. Cox	0	$0
Bradley J. Kiscaden	1,346	$1,529,675
Jeremy A. Noble	76	$86,371
Linda V. Schreiner	0	$0
Anne G. Waleski	1,438	$1,634,229

[a]	Reflects shares receivable before payment of applicable withholding taxes.

[b]	Does not include 1,112 units that have not been settled in shares to each of Messrs. Gayner and Whitt at December 31, 2018, but which pursuant to retention awards made in May 2010 have vested in 2015.

[c]
RSUs vested for Mr. Gayner in December 2018. He has deferred receipt of the shares issuable in December 2018 in respect of the units. Had receipt not been deferred, he would have received 2,335 shares having a fair market value on the dates of vesting of $2,653,634 subject to payment of applicable withholding taxes.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)*	Aggregate Balance at December 31, 2018 ($)**
Thomas S. Gayner	$2,653,634	($1,444,436)	($73,870)	$14,896,018
Richard R. Whitt, III	$0	($113,143)	($315,936)	$1,154,312
Bradley J. Kiscaden	$0	($84,289)	($237,520)	$865,734

*	Mr. Gayner deferred receipt of shares issuable in December 2018, and the amount shown for Mr. Gayner in this column represents shares withheld for withholding taxes.

**
Includes 1,112 units that have not been settled in shares to each of Messrs. Gayner and Whitt at December 31, 2018, but which pursuant to retention awards made in May 2010 have vested. For Messrs. Gayner and Whitt, 278 of the units were paid on January 16, 2018 and the remaining 1,112 units are payable only following termination of employment.

Discussion
Mr. Gayner has deferred receipt of shares issuable in respect to RSUs that vested in 2017, 2016, 2015, 2012 and prior years. The aggregate number of deferred shares at December 31, 2018 was 13,238, net of withholding taxes, which are valued based on the closing price of shares of Common Stock on December 31, 2018 ($1,038.05 per share). The deferred shares will be distributed based on Mr. Gayner’s elections.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Company has entered into an employment agreement with Mr. Kirshner which provides for his employment as an executive officer. The agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 90 days’ notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated his employment without cause.
Under the terms of his employment agreement, Mr. Kirshner has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of 24 months following termination. Upon his death or disability, the Company will continue to pay his base salary for twelve months. If the agreement is terminated by the Company for cause or voluntarily by Mr. Kirshner, the Company’s obligations under the agreement will terminate. If the agreement is terminated by the Company without cause, the Company will pay Mr. Kirshner his base salary and provide continuing benefits for 24 months from the date of termination (beginning six months after termination if certain provisions of Section 409A of the Code apply). In addition, subject to compliance with the covenants in his employment agreement regarding confidentiality and non-competition, at the end of the 24-month period, Mr. Kirshner will be entitled to receive a lump sum payment equal to twice the amount of bonus, if any, paid to him for the calendar year preceding the year in which termination occurs. The agreement also provides for annual salary reviews, bonuses by the Board of Directors, five weeks of annual vacation and participation in health, 401(k) and other benefit plans available to all U.S. employees.
The Company has entered into similar agreements with Messrs. Gayner, Whitt, Cox, Kiscaden and Noble and Ms. Waleski, with differences principally in the duration of the non-competition provision (which extends for twelve months) and in termination compensation.
For Messrs. Gayner, Whitt, Cox and Kiscaden, these agreements provide for the payment of salary and benefits for twenty four months if the executive’s employment is terminated without cause or, following a Change in Control, the executive voluntarily terminates employment for Good Reason. Following a Change in Control, in the case of either termination without cause or voluntary termination for Good Reason but subject to compliance with the covenants in the employment agreement regarding confidentiality and non-competition, the executive will also be entitled to receive a lump sum payment on the first and second anniversaries of their termination dates equal to the amount of the executive’s target annual cash incentive bonus. For Mr. Noble and Ms. Waleski, these agreements provide for the payment of salary and benefits for twelve months if the executive’s employment is terminated without cause or, following a Change in Control, the executive voluntarily terminates employment for Good Reason. Following a Change in Control, in the case of either termination without cause or voluntary termination for Good Reason but subject to compliance with the covenants in the employment agreement regarding confidentiality and non-competition, the executive will also be entitled to receive a lump sum payment on the first anniversary of their termination dates equal to the amount of the executive’s target annual cash incentive bonus
For these purposes “Good Reason” means a material decrease in the executive’s base salary; a material reduction in duties or responsibilities; a material breach of the agreement by the Company; or a change by more than 50 miles in the location from which the executive is expected to perform the executive’s duties.
“Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company; or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities before the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

The estimated payments and benefits that would be provided upon termination under the various scenarios set forth above are quantified in the following table, assuming termination of employment took place on December 31, 2018. If the executive breached the covenants in the executive’s employment agreement regarding competition or confidential information, the Company would not be obligated to continue making payments.

Name*	Death or Disability	Termination for Cause or Voluntary Termination by Executive	Termination without Cause	Termination for Good Reason After Change in Control**

Alan I. Kirshner Payments Benefits	$900,000 -0-	-0- -0-	$3,240,000 $4,410	N/A
Thomas S. Gayner Payments Benefits	$1,000,000 -0-	-0- -0-	$5,000,000 $22,063	$5,000,000 $22,063
Richard R. Whitt, III Payments Benefits	$1,000,000 -0-	-0- -0-	$5,000,000 $35,310	$5,000,000 $35,310
Robert C. Cox Payments Benefits	$750,000 -0-	-0- -0-	$3,750,000 -0-	$3,750,000 -0-
Bradley J. Kiscaden Payments Benefits	$650,000 -0-	-0- -0-	$3,250,000 $35,310	$3,250,000 $35,310
Jeremy A. Noble Payments Benefits	$425,000 -0-	-0- -0-	$850,000 $18,249	$850,000 $18,249
Anne G. Waleski Payments Benefits	$650,000 -0-	-0- -0-	$1,300,000 $11,355	$1,300,000 $11,355

*
As of December 31, 2018, Ms. Schreiner would not have been entitled to any payments or benefits of the types identified in this table upon termination of her employment under the various scenarios set forth above.

**	If Messrs. Gayner, Whitt, Cox, Kiscaden, Noble, or Ms. Waleski were terminated without cause following a Change in Control, they would receive payments as described in this column.
Discussion
As of December 31, 2018, Messrs. Kirshner, Gayner, Whitt, Cox, Kiscaden and Noble, and Mses. Schreiner and Waleski, had received RSU awards under the Company’s 2016 Equity Incentive Compensation Plan that have not yet vested. If, within twelve months following a Change in Control, their employment were terminated involuntarily without cause or they voluntarily terminated employment for Good Reason, all outstanding terms and conditions on the RSUs would be deemed fully satisfied and vested.
In addition, under the circumstances described above, all outstanding Performance Grants under the 2016 Equity Incentive Compensation Plan would be deemed fully earned. At December 31, 2018, that would have resulted in the issuance of shares of Common Stock worth the amounts set forth in the grid below.

Name	Value of Common Stock

Alan I. Kirshner	-0-
Thomas S. Gayner	$2,000,000
Richard R. Whitt, III	$2,000,000
Robert C. Cox	$363,699
Bradley J. Kiscaden	$1,300,000
Jeremy A. Noble	$850,000
Linda V. Schreiner	$900,000
Anne G. Waleski	$1,300,000

Equity Compensation Plan Information
The following table presents information as of December 31, 2018 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]

Equity Compensation Plans Approved by Shareholders	47,386[b]	$0	326,114
Equity Compensation Plans Not Approved by Shareholders	350[c]	$285.15	0
Total	47,736	$285.15	326,114
 ________________

[a]
This column includes 220,831 shares available for grant under the 2016 Equity Incentive Compensation Plan and 105,283 shares available for issuance or purchase on the open market under the Employee Stock Purchase and Bonus Plan.

[b]
The Company has no outstanding options, warrants or rights under the Omnibus Incentive Plan, the 2012 Equity Incentive Compensation Plan or the 2016 Equity Incentive Compensation Plan. Amounts reported represent shares to be issued in respect of outstanding or vested RSUs under the Omnibus Incentive Plan, the 2012 Equity Compensation Plan and 2016 Equity Incentive Compensation Plan, including 13,238 shares which have vested but with respect to which receipt has been deferred. Since RSUs do not have an exercise price, they are not taken into account in the computation of the weighted average exercise price.

[c]
In connection with the acquisition of Aspen Holdings, Inc., outstanding options to purchase Aspen common stock were converted into options to purchase shares of the Company’s Common Stock. No additional options may be issued under the Aspen plans. Includes 350 shares issuable upon exercise of converted Aspen options.

PAY RATIO
As required and set forth by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the “Pay Ratio Rule”), we are providing the following information about the relationship of the annual total compensation of our median employee to the annual total compensation of each of our Co-PEOs.
For 2018, our last completed fiscal year:

•	the annual total compensation of our median employee (other than our Co-PEOs) was $39,952; and

•	the annual total compensation of each of our Co-PEOs was $3,734,741 and $3,728,021.
Based on this information, for 2018 the ratio of the annual total compensation of each of our Co-PEOs to the annual total compensation of our median employee was 93.48 to 1 and 93.31 to 1, respectively.
To determine the annual total compensation of our median employee and each of our Co-PEOs, we used the following methodology and material assumptions, adjustments and estimates:

1.
We determined that, as of October 1, 2018, our employee population consisted of approximately 16,362 individuals working at our consolidated subsidiaries as of such date, of which approximately 13,714 were U.S. employees and approximately 2,648 were non-U.S. employees. This population consisted of full-time, part-time, temporary and seasonal employees employed on that date.

2.
We selected October 1, 2018, which was the first business day occurring during the last three months of 2018, as the determination date for identifying the median employee to allow sufficient time to identify the median employee given the global scope of our operations. Similarly, in 2017 we used October 2, 2017, which was the first business day occurring during the last three months of 2017, as the determination date.

3.
Our employee population for determining the median employee, after taking into consideration certain adjustments allowed by the Pay Ratio Rule, consisted of approximately 15,946 individuals in the United States, United Kingdom, Dominican Republic, Canada and Bermuda. As permitted under the Pay Ratio Rule, we excluded 414 non-U.S. employees from the determination of the median employee to reduce the number of jurisdictions and separate payrolls, and thus the significant time and effort, involved in identifying the median employee. The number and jurisdictions of the excluded non-U.S. employees were as follows: 68 in China, 68 in the Netherlands, 67 in Germany, 53 in Brazil, 33 in Spain, 27 in Singapore, 21 in France, 20 in Ireland, 17 in Mexico, 14 in Colombia, 7 in Puerto Rico, 5 in the United Arab Emirates, 4 in Switzerland, 3 in Sweden, 2 in Argentina, 2 in Japan, 1 in Dubai, 1 in Hong Kong and 1 in Malaysia.

4.
As permitted under the Pay Ratio Rule, the employee population for determining our median employee also did not include 263 employees of Brahmin Leather Works, LLC and 221 employees of Nephila Holdings Ltd., which we acquired in transactions that closed on October 1, 2018 and November 14, 2018, respectively.

5.
To identify the median employee from our employee population as of October 1, 2018, we consistently compared the amount of compensation for all our employees (excluding our Co-PEOs) included in the calculation as reflected in our payroll records for the period from January 1 to September 30, 2018 using the equivalent of Medicare taxable wages as reported in IRS Form W-2. For our employees who were paid in a currency other than U.S. dollars, these amounts were converted into U.S. dollars at the applicable exchange rates at October 1, 2018.

6.
For 2018, we had more than one non-concurrent PEO. We have chosen to calculate the annual total compensation for each of our Co-PEOs, who were serving in those positions on October 1, 2018 (the date we used for selecting the median employee). Our Co-PEOs have been serving in that capacity since April 24, 2018 and became Co-Chief Executive Officers on January 1, 2016.

7.
For purposes of determining annual total compensation for 2018 for our median employee and each of our Co-PEOs, we used the same method used to determine the respective amounts reported for our Co-PEOs in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement, plus personal benefits that aggregate less than $10,000 and compensation under non-discriminatory benefit plans. For each of our Co-PEOs, this included $27,980 and $15,020, respectively, in personal benefits not reflected in the Summary Compensation Table.

OTHER MATTERS
The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS
Business Proposals for Inclusion in the Proxy Materials for the 2020 Annual Meeting of Shareholders
Any shareholder desiring to make a proposal to be acted upon at the 2020 Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 30, 2019 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.
Business Proposals for Consideration at the 2020 Annual Meeting of Shareholders
Any shareholder wishing to bring a matter (other than the nomination of a director or a matter to be included in the Company’s proxy materials) before the 2020 Annual Meeting of Shareholders must give notice in writing to the Secretary of the Company, by registered or certified United States mail, delivered by February 13, 2020. The notice must set forth as to each matter to be brought before the meeting: (i) a brief description of the business to be brought before the meeting, including the complete text of any resolutions to be presented for a vote; (ii) the name and address of record of the shareholder making the proposal; (iii) the number of shares of Common Stock beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the business to be brought before the meeting. Any matter brought before the meeting of shareholders other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.
Director Nominees for Inclusion in the Proxy Materials for the 2020 Annual Meeting of Shareholders
Any shareholder, or group of up to 20 shareholders, who has owned at least 3% of the outstanding shares of the Company’s Common Stock continuously for at least three years, is eligible, in the aggregate, to nominate and include director nominees (up to the greater of 2 or 20% of the number of directors on the Board of Directors) in the Company’s proxy materials for the 2020 Annual Meeting of Shareholders, provided that the shareholder(s) and the nominee(s) satisfy the requirements of the Company’s Bylaws. Any eligible shareholder, or group of shareholders, wishing to do so, must give notice in writing of the proposed nomination, along with certain nomination materials, to the Secretary of the Company, by registered or certified United States mail, delivered no later than November 30, 2019 and no earlier than October 24, 2019. The notice and accompanying nomination materials must meet the requirements set forth in the Company’s Bylaws, which are publicly available on the Company’s website, www.markelcorp.com.
Director Nominees for Consideration at the 2020 Annual Meeting of Shareholders
Any shareholder wishing to nominate a director at the 2020 Annual Meeting of Shareholder (other than the nomination of director to be included in the Company’s proxy materials) must give notice in writing of the proposed nomination to the Secretary of the Company, by registered or certified United States mail, delivered not less than 60 days in advance of the meeting (except that, if public disclosure of the meeting is made less than 70 days before the meeting, the notice must be delivered within ten days following such public disclosure). The notice must set forth: (i) the name and address of record of the shareholder making the nomination and the name and address of the nominee(s); (ii) the number of shares of Common Stock beneficially owned by the shareholder; (iii) a description of all arrangements or understandings between or among the shareholder and each nominee and any other person or persons (naming such person or persons) in accordance with which the nomination is being made by the shareholder; (iv) information regarding each nominee equivalent to that required to be included in a proxy statement filed under the rules of the Securities and Exchange Commission if the nominee had been nominated by the Board of Directors; and (v) a consent of the nominee to serve as a director, if elected. Any nomination brought before the meeting other than in compliance with these procedures may be ruled out of order by the chairman of the meeting.

By Order of the Board of Directors

Richard R. Grinnan, Secretary
March 29, 2019

ANNUAL MEETING OF SHAREHOLDERS OF

MARKEL CORPORATION

May 13, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at http://www.markelcorp.com/proxymaterials

Please complete, sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:	FOR	AGAINST	ABSTAIN
K. Bruce Connell	☐	☐	☐
Thomas S. Gayner	☐	☐	☐
Stewart M. Kasen	☐	☐	☐
Alan I. Kirshner	☐	☐	☐
Diane Leopold	☐	☐	☐
Lemuel E. Lewis	☐	☐	☐
Anthony F. Markel	☐	☐	☐
Steven A. Markel	☐	☐	☐
Darrell D. Martin	☐	☐	☐
Michael O'Reilly	☐	☐	☐
Michael J. Schewel	☐	☐	☐
Richard R. Whitt, III	☐	☐	☐
Debora J. Wilson	☐	☐	☐
2. Advisory vote on approval of executive compensation.	☐	☐	☐
3. Ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company's independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

4. In their discretion on such other matters as may properly come before the meeting or, if any nominee listed in Proposal 1 herein is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. **WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.**

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 29, 2019, hereby appoints Thomas S. Gayner, Richard R. Whitt, III and Richard R. Grinnan (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation held of record by the undersigned on March 5, 2019, at the Annual Meeting of Shareholders to be held on May 13, 2019, and any adjournment thereof.

(Please complete, sign and date on the reverse side.)

1.1 14475

THIS IS A VOTING INSTRUCTION FORM.

You are receiving this voting instruction form because you hold shares in the above security. You have the right to vote on proposals being presented at the upcoming Annual Meeting to be held on

VOTING INSTRUCTIONS

X

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. PLEASE USE BLUE OR BLACK INK AND RETURN ONLY THE BOTTOM PORTION.

Please check this box if you plan to attend the Meeting and vote your shares in person. ▢

The Board recommends you vote FOR the following director nominee(s):1a through 1m	For	Against	Abstain
1a. Election of Director: K. Bruce Connell	▢	▢	▢
1b. Election of Director: Thomas S. Gayner	▢	▢	▢
1c. Election of Director: Stewart M. Kasen	▢	▢	▢
1d. Election of Director: Alan I. Kirshner	▢	▢	▢
1e. Election of Director: Diane Leopold	▢	▢	▢
1f. Election of Director: Lemuel E. Lewis	▢	▢	▢
1g. Election of Director: Anthony F. Markel	▢	▢	▢
1h. Election of Director: Steven A. Markel	▢	▢	▢
1i. Election of Director: Darrell D. Martin	▢	▢	▢
1j. Election of Director: Michael O'Reilly	▢	▢	▢
1k. Election of Director: Michael J. Schewel	▢	▢	▢
1l. Election of Director: Richard R. Whitt, III	▢	▢	▢
1m. Election of Director: Debora J. Wilson	▢	▢	▢

The Board recommends you vote FOR the following proposal(s):2 and 3	For	Against	Abstain
2. Advisory vote on approval of executive compensation.	▢	▢	▢
3. Ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the Company's independent registered public accounting firm for the year ending December 31, 2019.	▢	▢	▢

NOTE Such other business as may properly come before the meeting or any adjournment thereof.

0000193127_1 R1.0.1.18

Signature [PLEASE SIGN WITHIN BOX]	Date

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2019

MARKEL CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 05, 2019
Date: May 13, 2019 **Time:** 4:30 PM EDT
Location: Altria Theater
6 North Laurel Street
Richmond, Virginia 23220

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000407772_1 R1.0.1.18

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report 2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before April 29, 2019 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy.*" To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

0000407772_2 R1.0.1.18

Voting items

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors

Nominees

1A K. Bruce Connell

1B Thomas S. Gayner

1C Stewart M. Kasen

1D Alan I. Kirshner

1E Diane Leopold

1F Lemuel E. Lewis

1G Anthony F. Markel

1H Steven A. Markel

1I Darrell D. Martin

1J Michael O'Reilly

1K Michael J. Schewel

1L Richard R. Whitt, III

1M Debora J. Wilson

The Board of Directors recommends you vote FOR the following proposal(s):

2 Advisory vote on approval of executive compensation.

0000407772_3 R1.0.1.18

Voting items Continued

NOTE: In their discretion on such other matters as may properly come before the meeting or, if any nominee listed in Proposal 1 herein is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

Voting Instructions

0000407772_4 R1.0.1.18